Exhibit 99.1

Share Purchase Agreement

among

1.	Partech Europe Partners IV LLC, a company incorporated under the laws of the United States of America with registered office at 50 California Street, suite 3200, San Francisco, CA 94111,

2.	PIV IV LP, a limited partnership under the laws of the United States of America with registered office at 50 California Street, suite 3200, San Francisco, CA 94111,

3.	CA Investissement 1 FCPI, an investment fund of which the management is delegated to Partech International Partners SAS, having its registered office at 12, rue de Penthièvre, 75008 Paris, registered with the register of commerce and companies of Paris under number 490 937 216 R.C.S. Paris (France),

4.	Innovation Pluriel 2 FCPI, an investment fund of which the management is delegated to Partech International Partners SAS, having its registered office at 12, rue de Penthièvre, 75008 Paris, registered with the register of commerce and companies of Paris under number 490 937 216 R.C.S. Paris (France),

5.	Advent Private Equity Fund IV LP, a limited partnership registered in England under the Limited Partnerships Act 1907 with registered number LP10002, whose principal place of business is at 25 Buckingham Gate, London SW1E 6LD,

6.	Advent Management IV LP, a limited partnership registered in Scotland under the Limited Partnerships Act 1907 with registered number SL5366, whose principal place of business is at 50 Lothian Road, Festival Square, Edinburgh EH9 9BY,

7.	Wellington Partners Ventures IV Technology Fund L.P., a limited partnership duly incorporated and organised under the laws of Jersey, duly represented by Wellington Partners Management Limited, a company duly incorporated and organised under the laws of Jersey with registration number 85273 and having its principal office at 11-15 Seaton Place, St. Helier, Jersey JE4 0QH, Channel Islands, c/o Aztec Financial Services Limited, PO Box 730 11-15 Seaton Place, St Helier Jersey JE4 0QH (hereinafter referred to as “Wellington”),

8.	Upspring Gesellschaft für interaktives Marketing GmbH, Hamburg, Germany, a limited liability company (Gesellschaft mit beschränkter Haftung) incorporated under the laws of the Federal Republic of Germany with registered office at Hegestraße 78, 20249 Hamburg, Germany, registered with the Commercial Register (Handelsregister) at the Local Court (Amtsgericht) of Hamburg under HRB 69656 (hereinafter referred to as “Upspring GmbH”,

9.	dw capital gmbh, Köln, Germany, a limited liability company (Gesellschaft mit beschränkter Haftung) incorporated under the laws of the Federal Republic of Germany with registered office at Vogelsanger Straße 66, 50823 Köln, Germany, registered with the Commercial Register (Handelsregister) at the Local Court (Amtsgericht) of Köln under HRB 55589 (hereinafter referred to as “dw capital GmbH” or “Trustee”),

10.	Vodafone Ventures Limited, a corporation organized and existing under the laws of England and Wales, registered under 4010406 and with office at Vodafone House, The Connection, Newbury, Berkshire, RG14 2FN, United Kingdom (hereinafter referred to as “Vodafone”).

– collectively referred to as “Sellers” –

and

Yelp Ireland Ltd., a limited liability company incorporated under the laws of Ireland, with offices at Fitzwilliam Place Dublin 2, Suite LG1, Dublin, Ireland.

– hereinafter referred to as “Purchaser” –

and

Yelp Inc., a Delaware corporation, with offices at 706 Mission Street, 7th Floor, San Francisco, California 94103.

– hereinafter referred to as “Parent” –

and

Qype GmbH, Hamburg, Germany, a limited liability company (Gesellschaft mit beschränkter Haftung) incorporated under the laws of the Federal Republic of Germany with registered office at Großer Burstah 50-52, 20457 Hamburg, Germany, registered with the Commercial Register (Handelsregister) at the Local Court (Amtsgericht) of Hamburg under HRB 95913

– hereinafter referred to as the “Company” –

– Sellers, Purchaser, Parent and the Company collectively also referred to as the “Parties” –

-i-

Preamble

A.	The Company is a German limited liability company registered in the commercial register of the local court (Amtsgericht) of Hamburg (registration number HRB 95913) having its principal executive offices located at Großer Burstah 50—52, 20457 Hamburg, Germany.

B.	Purchaser is a limited liability corporation organized under the laws of Ireland having its principal executive offices located at Fitzwilliam Place Dublin 2, Suite LG1, Dublin, Ireland.

C.

Parent is a corporation organized under the laws of the State of Delaware having its principal executive offices located at 706 Mission Street, 7th Floor, San Francisco, California 94103, United States.

D.	Sellers own all of the share capital (Stammkapital) of the Company.

E.	The Company has issued: (i) Stock Appreciation Rights to certain employees under the Stock Appreciation Program; and (ii) Convertible Notes to certain Persons (as such terms are defined in Section 1).

F.	The Convertible Notes were cancelled by waiving any claim of repayment of the principal loan amount including accrued interest or any penalties thereon as of immediately prior to the Closing and following such cancellation the Convertible Notes were terminated and extinguished and the former holders thereof have no rights or interests with respect thereto.

G.	Purchaser wishes to purchase from Sellers, and Sellers wish to sell and transfer to Purchaser, all of the Shares, all for the Purchase Price and upon the terms and subject to the conditions hereinafter set forth, including the termination and cancellation of the Stock Appreciation Rights, the Convertible Notes and all other securities of the Company (other than the Shares sold to Purchaser), all in accordance with the terms and subject to the conditions hereinafter.

NOW, THEREFORE, the Parties agree as follows:

1.	Definitions

“Acquired Companies” shall mean the Company and each of its Subsidiaries.

“Acquired Companies Working Capital” shall mean an amount, which may be positive or negative, equal to: (a) the sum of the Acquired Companies’ cash, cash equivalents, accounts receivable net of reserves (as determined by German GAAP), unbilled receivables, prepaid payments and deferred expenses, VAT receivables, deposit from card processor, cash from sales in transit, UK and German office and/or phone deposits; minus (b) the sum of the Acquired Companies’ current liabilities (including accrued expenses and accounts payable); in each case calculated in accordance with German GAAP, and, to the extent not inconsistent with German GAAP, on a basis consistent with the preparation of the Interim Management Accounts prepared in accordance with German GAAP and provided to Purchaser prior to the date hereof; provided however, that, for purposes of this definition of Acquired Companies Working Capital, whether or not in accordance with German GAAP: (i) “accounts receivable” shall exclude any receivable from an Affiliate of the Company any receivable written off or determined to be uncollectible to the extent not covered in the receivables reserve (ii) “current liabilities” shall include credit card payments due, deferred revenue, the amount of any bonuses or severance which is payable as of the Closing (other than Transaction Expenses), the amount of any bonuses that were accrued and not paid prior to the Closing, all liabilities for accrued or deferred Taxes (namely VAT payable and employee taxes payable), balance sheet reserves required by German GAAP, any reserves for employee benefit plans or Tax withholdings and all Taxes imposed on any Acquired Company for any transaction-related compensation (including, for the avoidance of doubt, the employer’s share of any employment, national insurance contributions or other payroll Taxes incurred by any of the Acquired Companies); unless paid by the Sellers’ Agent (pursuant to Section 4.2(a) out of the Cash Consideration); and (iii) “current liabilities” shall exclude unpaid Transaction Expenses and Indebtedness, in each case, to the extent such amounts were disclosed on Schedule 4.1 of Reference Deed 2.

“Acquired Company Contracts” shall mean all Contracts to which any of the Acquired Companies is a party, by which any of the Acquired Companies or any of its assets is or may be bound or under which any of the Acquired Companies has, or may become subject to, any obligation.

“Affiliates” shall mean, as to any Person, any Person affiliated within the meaning of sections 15 et seqq. of the German Stock Corporation Act (AktG).

“Aggregate Indebtedness Amount” shall mean the aggregate amount of Indebtedness of the Acquired Companies as of the Closing.

“Agreement” shall mean this Share Purchase Agreement.

“Audited Financial Statements” shall mean the annual consolidated financial statements as of 31 December, 2010 and 31 December, 2011 (Bilanz, Gewinn- und Verlustrechnung) of the Acquired Companies prepared in accordance with IFRS.

“Business” shall mean the Acquired Companies’ business as heretofore conducted, including all research, development, manufacturing, marketing, promotion, distribution sales and service and other activities and operations of the Acquired Companies relating thereto or in connection therewith.

“Business Day” shall mean a day on which the banks are open for business in New York, New York, United States and Hamburg, Germany.

“Cash Consideration” has the meaning set forth in Section 4.1(a).

“Charter Documents” has the meaning set forth in Section 7.2(a).

“Closing” has the meaning set forth in Section 6.1.

“Closing Date” has the meaning set forth in Section 6.1.

“Closing Deliveries” has the meaning set forth in Section 6.3.

“Closing Memorandum” has the meaning set forth in Section 6.2(c).

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Common Stock” shall mean the shares of Class A Common Stock of Parent.

“Company” has the meaning set forth in the Preamble.

“Company Guarantees” has the meaning set forth in Section 7.

“Company IP Rights” has the meaning set forth in Section 7.17(c).

“Company Options” shall mean each option to purchase Shares (or exercisable for cash) other than Stock Appreciation Rights.

“Company Product and Service” and/or “Company Product or Service” shall mean each of the products (including software products), the Acquired Companies’ websites (including the websites listed on Schedule 1(a)) (the “Websites”) and services made, manufactured, marketed, licensed, sold distributed, offered or performed by any of the Acquired Companies through the Websites or otherwise at any time and each product, enhancement, derivative, technology, Websites and service currently under development by any of the Acquired Companies.

“Company’s Knowledge” shall mean the actual and constructive knowledge (i.e., could have known but for the negligence (Fahrlässigkeit) taking into account the standard customarily applied to a prudent business person (Kaufmann) in the same position) of any Seller or any director or officer of the Acquired Companies, including the knowledge that such Persons would be reasonably expected to have had if they had made inquiry of those persons employed by the Acquired Companies or any of the Affiliates of the Acquired Companies who would reasonably be expected to have knowledge of the issue in question.

“Confidential Information” has the meaning set forth in Section 12.7(a).

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty or legally binding commitment or undertaking of any nature.

“Convertible Note Waiver” shall have the meaning set forth in Section 2.4.

“Convertible Notes” shall mean the notes issued by the Company.

“Damages” includes any loss, damage, injury, decline in value, lost opportunity, reasonably foreseeable and proximately caused consequential damages (Folgeschäden), Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax (and the loss of any tax loss, credit or other Tax attribute other then due to the change of control resulting from the transaction hereof or any potential conversion of Convertible Loans as set forth in Exhibit C), fee (including reasonable attorneys’ and consultants’ fees), charge, cost (including costs of investigation) or expense of any nature.

“Encumbrance” shall mean any lien, pledge (Pfandrechte), hypothecation, charge, mortgage, security interest, transfer for security purposes (Sicherungsübereignung), right to profit (Gewinnbeteiligung) encumbrance, claim, option, right of first refusal, preemptive right or restriction of any nature.

“Entity” shall mean any corporation (including any non profit corporation), stock corporation (Aktiengesellschaft), limited liability company (Gesellschaft mit beschränkter Haftung), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, joint stock company, firm or other enterprise, association, organization or entity.

“Escrow Account” shall mean the account to be established with the Escrow Agent by depositing the Escrow Amount.

“Escrow Agent” has the meaning set forth in Section 4.2(d).

“Escrow Agreement” has the meaning set forth in Section 4.2(d).

“Escrow Amount” has the meaning set forth in Section 4.2(e).

“Final Working Capital” has the meaning set forth in Section 4.3(c).

“Financial Statements” shall mean the Interim Management Accounts and the Audited Financial Statements.

“Financials Submission Deadline” shall mean 45 days after Closing.

“German GAAP” has the meaning set forth in Section 7.8.

“Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

“Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

“Holdback” has the meaning set forth in Section 4.2.

“IFRS” shall mean International Financial Reporting Standards issued by the International Accounting Standards Board.

“Indebtedness” of the Acquired Companies, shall mean: (a) all indebtedness of the Acquired Companies, including indebtedness for borrowed money; notes; capitalized leases; bank term and revolving credit loans; obligations related to drawn letters of credit, bankers’ acceptances or similar credit transactions; bonds evidencing funded indebtedness; debentures; borrowings from lending institutions other than banks; subordinated loans and subordinated debt securities with or without stated maturity; bank bills; bank overdrafts; obligations with respect to the factoring or discounting of accounts receivable and other instruments; any dividends payable to shareholders; and accrued interest and premiums, expenses, penalties, early termination fees, success fee, change of control fees and any fee that may become due as a result of the transactions contemplated herein on any of the foregoing (including prepayment penalties and breakage costs); and (b) any indebtedness of another Person, the payment of which is: (i) guaranteed, directly or indirectly, by any Acquired Company; or (ii) secured, directly or indirectly, by a lien or other Encumbrance against any right, title and interest in and to the business, properties, assets and rights of any kind, whether tangible or intangible, real or personal owned by any Acquired Company; provided, however, that “Indebtedness” shall not include accounts payable to trade creditors arising in the ordinary course of business consistent with past practices.

“Indemnitees” shall mean the following Persons: (a) Parent; (b) Purchaser; (c) Purchaser’s Affiliates; (d) the respective employees, managing directors, agents, attorneys, accountants, advisors and representatives of the Persons referred to in clauses “(a)”, “(b)” and “(c)” above; and (e) the respective successors and assigns of the Persons referred to in clauses “(a)”, “(b)”, “(c)” and “(d)” above; provided, however, that Sellers shall not be deemed to be “Indemnitees.”

“Initial Escrow Amount” has the meaning set forth in Section 4.2(d).

“Intellectual Property Rights” shall mean patents (Patente), utility patents (Gebrauchsmuster), copyrights and neighboring rights (Urheberrechte und Leistungsschutzrechte), design rights (Geschmacks-musterrechte), service marks (Dienstleistungsmarken), trade marks (Warenmarken), trade names (Unternehmens-kennzeichen), Know-how and domain names, in each case whether registered or unregistered and including applications for the grant of any such rights.

“Interim Balance Sheet Date” has the meaning set forth in Section 7.8.

“Interim Management Accounts” has the meaning set forth in Section 7.8.

“Inventions” has the meaning set forth in Section 7.17(b).

“Know-how” shall mean the technology and any other confidential information relating to the development, manufacture and distribution of Company Products or Services. This includes: (a) works of authorship including computer programs in any form, including Source Code and Object Code, whether embodied in software, firmware or otherwise, development tools, documentation, designs, files, records, data, screen displays, blueprints, specifications, technical drawings and all media on which any of the foregoing is recorded; (b) inventions (whether or not patentable), improvements and technology; (c) proprietary and confidential information, Trade Secrets and know-how; (d) internet and World Wide Web URLs or addresses, domain names and any other rights relating thereto granted by any governmental or quasi governmental authority, including internet domain name registrars; (e) databases, data compilations and collections, customer lists and technical data; (f) tools, methods and processes, algorithms, architectures, structures; and (g) all instantiations and disclosures of the foregoing in any form and embodied in any media and all documentation related to the foregoing, including manuals, programmers’ notes, memoranda and records.

“Lease Agreements” has the meaning set forth in Section 7.16(a).

“Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Liability” shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

“Majority of Sellers” has the meaning set forth in Section 12.2(d).

“Material Adverse Effect” shall mean any effect, change, event or circumstance (or any series or group of related effects, changes, events and circumstances) that has or would reasonably be expected to have a material adverse effect on: (a) the business, financial condition, capitalization, assets, operations or financial performance of the Acquired Companies, taken as a whole; or (b) the ability of the Company to consummate the transactions contemplated by this Agreement.

“Material Contracts” has the meaning set forth in Section 7.19(a).

“Neutral Auditor” shall mean a nationally recognized accounting firm mutually agreed upon by Purchaser and Sellers’ Agent.

“Non-Competition Agreement” has the meaning set forth in Section 6.2(a)(iii).

“Notice of Claim” has the meaning set forth in Section 10.3.

“Object Code” shall mean computer software, substantially or entirely in binary form, which is intended to be directly executable by a computer after suitable processing and linking but without intervening steps of compilation or assembly.

“Open Source Code” shall mean any software that is subject to the GNU General Public License, the Affero General Public License, the GNU Lesser General Public License, the Eclipse Public License, the Common Public License, the Mozilla Public License, or any other license identified as an open source license by the Open Source Initiative (each, an “Open Source License”).

“Option Settlement Agreement” shall have the meaning set forth in Section 2.3.

“Option Settlement Payment” shall have the meaning set forth in Section 4.2(a)(ii).

“Parent” has the meaning set forth in the Preamble.

“Participation Percentage” has the meaning set forth in Section 10.1(a).

“Parties” has the meaning set forth in the Preamble.

“Pension Arrangements” has the meaning set forth in Section 7.18(k).

“Person” shall mean any natural person, firm, partnership, association, corporation, company, limited liability company, trust, business trust, Governmental Authority or other Entity.

“Plan(s)” has the meaning set forth in Section 7.18(p).

“Post-Closing Date Straddle Period” has the meaning set forth in Section 11.3(a).

“Pre-Closing Date Straddle Tax Period” has the meaning set forth in Section 11.3(a).

“Privacy Policy” shall mean each external or internal, past or present privacy policy and guidelines of any Acquired Company, including any policy relating to: (a) the privacy of users of any Websites; (b) collection, storage, transmission, transfer (including cross-border transfers), disclosure and use of personally identifiable information (including personally identifiable information of employees, contractors, and third parties who have provided information to any Acquired Company); and (c) any employee information relating to data privacy.

“Purchase Price” has the meaning set forth in Section 4.1.

“Purchaser Working Capital Determination” has the meaning set forth in Section 4.3(a).

“Purchaser Working Capital Statement” has the meaning set forth in Section 4.3(a).

“Purchaser” has the meaning set forth in the Preamble.

“Related Parties” has the meaning set forth in Section 7.7.

“Releasees” has the meaning set forth in Section 12.1.

“Representations and Warranties” shall mean the representations and warranties contained in Section 7, 8 and 11.1.

“Second Escrow Amount” has the meaning set forth in Section 4.2(e).

“Securities Act” has the meaning set forth in Section 8.4.

“Seller Affiliate” shall mean any Person which is directly or indirectly through one or more intermediaries controlled by a Seller, including any Person which is affiliated with any Seller in the meaning of Section 15 et seqq. German Stock Corporation Act (AktG). For the purpose of this definition “control” (including the term “controlled by”) shall be understood in the meaning of Section 17 para. 2 German Stock Corporation Act (AktG).

“Seller Shares” with respect to a Seller, shall mean Shares held by such Seller; and with respect to all Sellers, mean Shares held by all Sellers collectively.

“Sellers” has the meaning set forth in the Preamble.

“Sellers’ Account” shall mean the account which Sellers’ Agent has established for and on behalf of all Sellers with Unicredit/HypoVereinsbank AG, Branch Munich (specific account information was delivered by Sellers’ Agent to Purchaser).

“Sellers’ Agent” has the meaning set forth in Section 12.2(a).

“Sellers’ Guarantees” has the meaning set forth in Section 8.

“Sellers Settlement Agreement” has the meaning set forth in Section 4.2.

“Shareholder Agreements” shall mean the following collectively: that certain Investment and Shareholders’ Agreement relating to the Series C Financing Round (notarial deed 1052 of the notary Dr. Michael von Hinden, Hamburg (the “Series C Shareholders’ Agreement”), including but not limited to any previous agreements by and between the Sellers with respect to the subject matter, in particular that certain Investment and Shareholder Agreement relating to the Investment (notarial deed 1875 of the notary Dr. Martin Mulert, Hamburg) dated August 11, 2006, as amended by that certain Investment and Shareholder Agreement II relating to the Investment dated July 12, 2007, and the Investment and Shareholder Agreement relating to the Series B Financing Round (notarial deed 0099 of the notary Dr. Wolfram Radke, Hamburg) dated July 23, 2008. The Series C Shareholders’ Agreement overrules previous shareholders’ agreements (see section 42 of the Series C Shareholders’ Agreement).

“Shares” shall mean the Company’s registered nominal share capital (Stammkapital) as set forth in Schedule 2.2A, together with any other shares of any kind in the Company that might exist, in each case, including all ancillary rights related thereto.

“Software” has the meaning set forth in Section 7.17(b).

“Source Code” shall mean computer software and code, in form other than Object Code form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form.

“Specified Representations” shall mean the Representations and Warranties set forth in Sections 7.1 (“Due Organization; Corporate Power; Subsidiaries; Etc.”); 7.3 (“Shares; Capitalization: Deal Consideration; Etc.”); 7.5 (“Authority; Binding Nature of Agreement; Consents”); 7.18 (“Employees; Benefit Plans”) and 7.26 (“Finder’s Fee”).

“Stock Appreciation Program” shall mean the Company’s 2009 Stock Appreciation Programme (Management Beteiligungsprogramm).

“Stock Appreciation Right” shall mean any rights to receive cash or stock of a value equal to the appreciation of the stock of the Company, including the rights granted pursuant to the Stock Appreciation Program.

“Stock Consideration” has the meaning set forth in Section 4.1(b).

“Straddle Tax Period” has the meaning set forth in Section 11.3(a).

“Straddle Taxes” has the meaning set forth in Section 11.3(a).

“Subsidiaries” an entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record: (a) an amount of voting securities or other interests in such entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body; or (b) at least 50% of the outstanding equity, voting rights or financial interests of such entity.

“SVB Pay-off Payment” has the meaning set forth in Section 4.1(d).

“Tax Arbitrator” has the meaning set forth in Section 11.6.

“Tax Authority” shall mean any national, regional, state, municipal, or other governmental or regulatory authority or administrative body responsible for the administration of any Taxes.

“Tax Claims” has the meaning set forth in Section 11.4.

“Taxes” shall mean with respect to any and all jurisdictions: (a) any taxes of any kind whatsoever, including taxes within the meaning (without being limited to German Taxes) of Section 3 paras. 1 to 3 of the German General Tax Act (Abgabenordnung); (b) any federal, state and municipal income taxes and surcharges, franchise taxes, sales, value added and use taxes, excise taxes, ad valorem taxes, withholding taxes, transaction taxes, property taxes, payroll taxes (including social security and unemployment taxes); and (c) any other charges, customs, duties and levies of any kind including social security contributions (Sozialversicherungsbeiträge), payments to pension funds and other public dues and public impositions of any kind imposed by any Governmental Body competent for the imposition of any such tax, including any interest charges, past due charges, late fees, administrative fines or penalties assessed in connection therewith, including without limitation, within the meaning of section 3 para. 4 German General Tax Act or any equivalent levy under the Legal Requirements of any other jurisdiction (d) any taxes imposed on the Acquired Companies as a result of the Company or any Subsidiary of the Company being included in an affiliated group that files consolidated or combined Tax returns and (e) any liability for the payment of any amounts of the type described in clause (a) through (d) of this definition as a result of being a transferee of or successor to any Person or as a result of any obligations to indemnify or otherwise assume or succeed to the tax liability of any other Person.

“Termination Agreement” has the meaning set forth in Section 5.2.

“Third Party Claim” has the meaning set forth in Section 10.7(a).

“Threshold” has the meaning set forth in Section 10.5(b).

“Trade Secret” shall mean confidential business, technical and know how information.

“Trademarks” has the meaning set forth in Section 7.17(b).

“Transaction Expenses” shall mean the amount of all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by the Acquired Companies, in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by the Acquired Companies by virtue of: (a) the investigation and review conducted by Purchaser and its representatives with respect to the Company’s business (and the furnishing of information to Purchaser and its representatives in connection with such investigation and review); (b) the negotiation, preparation and review of this Agreement (including the Schedules) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement; (c) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this

Agreement, and the obtaining of any Consent required to be obtained in connection with any of such transactions, including the notary process; (d) the consummation of the transactions contemplated by this Agreement; and (e) any bonus, change of control payment or other payment to any employees or other representative of the Acquired Companies that becomes due or payable, in whole or in part, in connection with the consummation (whether alone or in connection with any other event or circumstance) of the transactions contemplated by the Agreement; provided, however, that “Transaction Expenses” shall not include the Option Settlement Payments.

“Working Capital Deficit” has the meaning set forth in Section 4.3(d).

“Working Capital Determination Date” has the meaning set forth in Section 4.3(c).

“Working Capital Estimate” shall mean Sellers’ Agent’s and the Company’s good faith estimate of the Acquired Companies Working Capital as of the Closing, as provided to Purchaser prior to the Closing and represented in Section 7.3(h) and reflected in Schedule 4.1 of Reference Deed 2.

“Working Capital Objection Period” has the meaning set forth in Section 4.3(b).

“Working Capital Objection Statement” has the meaning set forth in Section 4.3(b).

2.	Company and Shares

2.1	The Company

The Company is a limited liability company (Gesellschaft mit beschränkter Haftung) organized and existing under the laws of the Federal Republic of Germany, registered with the commercial register of the local court of Hamburg (registration number HRB 95913). The Company’s nominal share capital amounts to EUR 124,691.00 and is fully paid in.

2.2	Shares

The Company has a total nominal share capital (Stammkapital) of EUR 124,691.00. Schedule 2.2A is a true and complete list of all the Shares, stating the respective nominal value of each Share and the respective shareholder holding each of the Shares as well as the serial number of the Shares held by each shareholder as stated in the up-to-date list of shareholders published in the commercial register which is dated 27 October 2011. Unless set forth otherwise in Schedule 2.2B, the nominal share capital (Stammkapital) of the Company as well as any premium (Agio within the meaning of section 272 sub. 2 no. 1 German Commercial Code, as the case may be) has been fully paid-in and has neither directly nor indirectly, in full or in part, been repaid, whether open or disguised.

2.3	Stock Appreciation Plan

The Company has issued Stock Appreciation Rights as listed in Schedule 2.3A, which sets forth, as of the date of this Agreement: (i) a true, correct and complete list of all holders of outstanding Stock Appreciation Rights, whether or not granted under the Stock Appreciation Program; (ii) the number of Stock Appreciation Rights held by each holder; (iii) the date of grant of each such Stock Appreciation Right; and (iv) the term of each such Stock Appreciation Right. At Closing, all Stock Appreciation Rights shall be extinguished, terminated and cancelled for no consideration in accordance with the terms of the Stock Appreciation Program. Prior to or contemporaneously with the Closing, the Sellers will enter into Option Holder Settlement Agreement and Waiver Letter (the “Option Settlement Agreement”) with each of the Persons listed on Schedule 2.3B, pursuant to which each such Person waives his, her or its rights with respect to the Stock Appreciation Rights and all other equity in the Company and releases the Company, Purchaser and Parent of all claims such Person may have with respect thereto, all in consideration for the amount set forth next to such Person’s name on Schedule 4.1 of Reference Deed 2 under the column “Cash Consideration.”

2.4	Convertible Notes

The Company has issued the Convertible Notes. Immediately and conditioned upon the Closing, the Convertible Notes shall be extinguished, terminated and cancelled for no consideration by execution of the Assignment Declaration and Waiver in the form attached hereto as Exhibit C (the “Convertible Note Waiver”).

3.	Sale and Purchase; Transfer of Shares

3.1	Sale and Purchase

a.	Each Seller hereby sells any and all of his, her or its shares (Geschäftsanteile) in the Company and all rights related thereto, in particular, but not limited to his, her or its respective Seller Shares set forth on Schedule 2.2A. Purchaser accepts such sale.

b.	Subject to the condition precedent (aufschiebende Bedingung) that the Purchase Price has been paid in accordance with Section 4.2 below, each Seller hereby assigns and transfers (Abtretung und dingliche Übertragung), any and all of his, her or its Shares (including all rights related thereto) in the Company, in particular, but not limited to, his, her or its respective Seller Shares set forth on Schedule 2.2A, to Purchaser who accepts such assignment and transfer.

For the avoidance of doubt, if any of the Shares which are sold and transferred herewith by a Seller had a nominal value other than set forth in Schedule 2.2A, such Shares shall also be sold and transferred to Purchaser.

3.2	Ancillary Rights

The sale and transfer of the Shares shall be made free and clear of any Encumbrances or other third party rights and shall include all ancillary rights, in particular the right to receive dividends which have not yet been distributed. In particular, Purchaser shall be entitled to the profits of the current financial year and the profits of all previous financial years which have not been distributed on or before the Closing Date to Sellers.

4.	Purchase Price

4.1	Purchase Price

The aggregate purchase price for the Shares to be sold and transferred under this Agreement (and the cancellation of all other securities of the Company) shall be as follows:

a.	EUR 10,745,137.70 (Ten Million Seven Hundred Forty-Five Thousand One Hundred Thirty-Seven Euro and Seventy Euro Cents) in cash (the “Cash Consideration”), to be paid to the Sellers’ Account at Closing and treated in accordance with Section 4.2 below;

b.	A number of 968,919 (Nine Hundred Sixty-Eight Thousand Nine Hundred Nineteen) book-entry shares of Common Stock (the “Stock Consideration”) of Parent to be delivered to the Sellers by book-entry credit in accordance with the allocation set forth in Schedule 4.1 of Reference Deed 2; and

c.	the right of the Sellers to receive the funds in the Escrow Account which shall also be paid to Sellers’ Account, if and to the extent released from the Escrow Account pursuant to the terms of this Agreement and the Escrow Agreement in accordance with the allocation shown in Schedule 4.1 of Reference Deed 2.

In addition, at or promptly following the Closing, Parent shall ensure Purchaser pays the following:

d.	EUR 999,048.35 (Nine Hundred Ninety-Nine Thousand Forty Eight Euro and Thirty-Five Euro Cents) (the “SVB Pay-off Payment”) to be paid to Silicon Valley Bank on behalf of the Company in accordance with the pay-off and release letter issued by Silicon Valley Bank and delivered to the Purchaser prior to the Closing.

The payments to be made by Purchaser pursuant to clauses “(a)” through “(d)” shall be referred to herein collectively as the “Purchase Price.” The Purchase Price was determined based on and in reliance on the representations of the Company made in Section 7.3(h).

4.2	Payment of Purchase Price

The Purchase Price shall be paid as follows:

a.	On the Closing Date, an aggregate amount equal to the Cash Consideration shall be paid by irrevocable wire transfer (unwiderrufliche Zahlungsanweisung) in immediately available funds into the Sellers’ Account for distribution by Mr. Inhester in accordance with the allocation listed on Schedule 4.1 of Reference Deed 2 and as follows:

i.	EUR 689,341.09 (Six Hundred Eighty-Nine Thousand Three Hundred Forty-One Euro and Nine Euro Cents) will be paid to certain Persons identified under the column “Payment to Service Providers” on Schedule 4.1 of Reference Deed 2 in the amount set forth next to such Persons’ respective names (the “Service Providers Payment”);

ii.	EUR 662,821.70 (Six Hundred Sixty-Two Thousand Eight Hundred Twenty-One Euro and Seventy Euro Cents) and will be paid to certain Persons identified under the column “Employee Settlement Payment” on Schedule 4.1 of Reference Deed 2 in the amount set forth next to such Persons’ respective names (the “Option Settlement Payment”);

iii.	EUR 96,465.83(Ninety-Six Thousand Four Hundred and Sixty-Five Euro and Eighty-Three Euro Cents) (or any higher amount) will be remitted to the applicable Governmental Body on behalf of the applicable Acquired Company in connection with all tax withholding, social security payments and other payments required to be made by all applicable Legal Requirements in connection with the payments described in the foregoing clauses “(i)” and “(ii)” above; and

iv.	EUR 8,346,363.50 (Eight Million Three Hundred Forty-Six Thousand Three Hundred Sixty-three Euro and Fifty Euro Cents) in cash (the “Sellers Cash Consideration”) (or if different, the aggregate funds that remain from the Cash Consideration after paying in full the payments listed in the foregoing clauses “(i)”, “(ii)” and “(iii)” above, net of any withholding requirement) shall be distributed to the Sellers in accordance with the allocation set forth on Schedule 4.1 of Reference Deed 2 (under the column “Cash at Closing”).

Notwithstanding anything to the contrary herein, the Sellers’ Agent shall withhold amounts from the consideration to be paid to the Sellers and the Option Settlement Payment in order to pay for the costs associated with the transactions contemplated herein (the “Holdback”), all in accordance with the Option Settlement Agreement and that certain Settlement Agreement, dated as of the date hereof, entered into by the Sellers and the other signatories thereto (the “Sellers Settlement Agreement”). Each Seller hereby confirms its agreement to the Holdback pursuant to the Sellers Settlement Agreement. Each Seller confirms that it will have no rights to receive any money, equity in the Company or any other contractual or in rem right other than the right to receive the consideration specified next to such Seller’s name on Schedule 4.1 of Reference Deed 2 (subject to the Holdback).

The Sellers shall ensure that the Sellers’ Agent distributes the Cash Consideration in accordance with Schedule 4.1 of Reference Deed 2 and this Agreement and remits to the appropriate Governmental Bodies in a timely manner all amounts required to be withheld and remitted to any Governmental Body in connection with the payment of the Purchase Price in accordance with Schedule 4.1 of Reference Deed 2.

b.	On the Closing Date, Parent shall cause book-entry shares representing the Stock Consideration to be issued and credited to the Sellers in accordance with the allocation listed on Schedule 4.1 of Reference Deed 2. Purchaser shall provide the Sellers’ Agent evidence confirming the foregoing.

c.	On or promptly following the Closing Date, the SVB Pay-off Payment shall be paid to Silicon Valley Bank on behalf of the Company in accordance with section 4.1(d) above.

d.	On the Closing Date, Parent shall ensure that Purchaser deposits with Dr. Klaus J. Müller, as escrow agent (the “Escrow Agent”), a portion of the Purchase Price in an amount equal to EUR 4,697,674 (Four Million Six Hundred Ninety-Seven Thousand Six Hundred Seventy-Four Euro) (the “Initial Escrow Amount”), such amount to be held pursuant to an Escrow Agreement substantially in the form attached hereto as Exhibit A (the “Escrow Agreement”), among the Sellers, Sellers’ Agent, Purchaser and the Escrow Agent.

e.	If the Sellers deliver to Purchaser the Audited Financial Statements before the Financials Submission Deadline, then on the date that is three Business Days following such delivery, Parent shall ensure Purchaser deposits with the Escrow Agent additional EUR 3,131,783 (Three Million One Hundred Thirty-One Thousand Seven Hundred Eighty-Three Euro) (the “Second Escrow Amount” and together with the Initial Escrow Amount, the “Escrow Amount”), such amount to be held pursuant to the Escrow Agreement. If the Sellers do not deliver the Audited Financial Statements by the Financials Submission Deadline, Parent and Purchaser shall have no obligation to deposit the Second Escrow Amount with the Escrow Agent and such Second Escrow Amount shall be deemed to be owned by Purchaser, provided, however, that if Parent is successful in complying with its obligations to timely file the audited financial statements of the Acquired Companies pursuant to applicable Legal Requirements(including applicable securities law rules and regulations), then following such successful filings, Parent shall cause Purchaser to deposit the Second Escrow Amount with the Escrow Agent.

4.3	Closing Working Capital Adjustment

a.	Purchaser shall be entitled, within 75 days after the Closing, to prepare and deliver to Sellers’ Agent a statement (the “Purchaser Working Capital Statement”) setting forth Purchaser’s calculation of the Acquired Companies Working Capital at the Closing, including each respective component thereof (the “Purchaser Working Capital Determination”).

b.

If Purchaser delivers a Purchaser Working Capital Statement in accordance with Section 4.3(a) within 75 days after the Closing, (i) Sellers’ Agent shall have a period of 30 days after delivery of the Purchaser Working Capital Statement (the “Working Capital Objection Period”), to deliver to Purchaser a statement (the “Working Capital Objection Statement”) setting forth any objections that Sellers’ Agent may have to the Purchaser Working Capital Determination, including a reasonably detailed explanation of the basis for each such objection along with reasonably detailed supporting calculations. If Sellers’ Agent does not deliver to Purchaser a Working Capital Objection Statement by the end of the Working Capital Objection Period, or if during the Working Capital Objection Period Sellers’ Agent delivers to Purchaser written notice that Sellers’ Agent accepts the Purchaser Working Capital Statement and the Purchaser Working Capital

Determination, then the Purchaser Working Capital Statement and the Purchaser Working Capital Determination shall be considered final, conclusive and binding. If Sellers’ Agent does deliver a Working Capital Objection Statement by the end of the Working Capital Objection Period, Sellers’ Agent and Purchaser shall attempt in good faith to resolve any disputed items. Purchaser and Sellers’ Agent shall reasonably cooperate with and assist each other in resolving any items disputed by Sellers’ Agent in good faith, including by making available and granting reasonable access (during normal business hours and subject to Purchaser’s reasonable security measures and insurance requirements) to records and employees of the Company (provided that Sellers’ Agent is bound by a duty of a confidentiality satisfactory to Purchaser and Sellers’ Agent is not, in Purchaser’s judgment, intrusive or disruptive). If Sellers’ Agent and Purchaser are unable to resolve all or any of the disputed items within 60 days after delivery of the Working Capital Objection Statement, then the remaining disputed items shall be submitted to the Neutral Auditor. The Neutral Auditor shall be instructed that, (A) with respect to each disputed item, the Neutral Auditor shall either accept the position taken by Purchaser or the position taken by Sellers’ Agent, but the Neutral Auditor shall not make another determination of the disputed item; and (B) the Neutral Auditor shall, based solely on its determination of the disputed items, prepare and deliver to Sellers’ Agent and Purchaser the Neutral Auditor’s determination of the Acquired Companies Working Capital at the Closing, as soon as reasonably practicable (and in any event within 60 days after its engagement), and such Neutral Auditor’s determination of the Acquired Companies Working Capital at the Closing shall be final, conclusive and binding. The Party whose amount of Acquired Companies Working Capital claimed by such Party at the time of submission of the dispute to the Neutral Auditor differs the most from the Neutral Auditor’s determination of the Acquired Companies Working Capital at the Closing shall pay the fees and disbursements of the Neutral Auditor, unless otherwise determined by the Neutral Auditor. Each of Purchaser and Sellers’ Agent shall cooperate with and assist the Neutral Auditor to resolve disputed items, including by making available and granting reasonable access to records and employees.

c.	If Purchaser delivers a Purchaser Working Capital Statement, the Acquired Companies Working Capital at the Closing as finally determined by (i) failure of Sellers’ Agent to object to the Purchaser Working Capital Statement; or (ii) agreement of Sellers’ Agent and Purchaser (including pursuant to a notice by Sellers’ Agent that the Purchaser Working Capital Statement is acceptable); or (iii) the Neutral Auditor, shall be the “Final Working Capital.” The date of the determination of the Final Working Capital shall be referred to herein as the “Working Capital Determination Date.”

d.	If the Working Capital Estimate is greater than the Final Working Capital, Purchaser shall be entitled to receive, from the Escrow Account, an amount equal to the excess of the Working Capital Estimate over the Final Working Capital (any such excess, the “Working Capital Deficit”). Sellers’ Agent and Purchaser shall immediately deliver joint written instructions to the Escrow Agent to pay and deliver such amount to Purchaser out of the Escrow Account. If the Escrow Account does not have sufficient funds to cover the Working Capital Deficit, the Sellers shall severally (and not jointly) on a pro rata basis based on their Participation Percentages pay Purchaser the portion of the Working Capital Deficit not fully paid from the Escrow Account.

4.4	Retention Plan

Following the Closing Purchaser shall adopt a retention plan for the purpose of retaining certain key employees of the Acquired Companies following the Closing (the identity of such key employees to be determined by Purchaser at its sole discretion).

4.5	Withholding

Purchaser, the Escrow Agent and any of their agents, designees or Affiliates, as the case may be, shall be entitled to deduct and withhold from the Purchase Price or any other payment otherwise payable pursuant to this Agreement or the Escrow Agreement, the amounts required to be deducted and withheld under the Code, or applicable Legal Requirements. If the cash portion of any payment to be received by any payee is insufficient to satisfy the applicable Tax withholding imposed on payments from the Purchaser, the Escrow Agent or any of the agents, designees, or Affiliates, as the case may be, the payor shall retain non-cash consideration otherwise payable to such payee in an amount equal (as reasonably determined by Purchaser) to any such deficit. It is the current understanding of the Parties that Sellers will pay certain amounts of the Purchase Price to certain employees which may be subject to withholding tax and social contribution surcharges or similar Taxes, as the case may be. If and to the extent any employee or other person is subject to withholding tax, social contribution surcharges or any similar Taxes with respect to any amounts payable pursuant to this Agreement, the Sellers shall (to the extent applicable) withhold any Taxes and/or social security surcharges in accordance with applicable Legal Requirements. Any amounts withheld pursuant to this Section 4.5 shall be paid over to the appropriate Governmental Body. To the extent that amounts are deducted and withheld from any payments payable pursuant to this Agreement (regardless of which payor withholds and deducts any required amounts), such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

4.6	Reduction or Increase of Purchase Price

All payments made by any of the Sellers to Purchaser or by Purchaser to Sellers under Section 11.2 shall constitute a reduction or an increase of the Purchase Price, as the case may be. If and to the extent such payments are made by a Seller to any of the Acquired Companies, such payments shall be construed and deemed as contributions (Einlagen) of Purchaser into the respective Acquired Company through the respective Seller by way of a short method of payment (im Wege des verkürzten Zahlungsweges) and shall be treated as a reduction of the Purchase Price as between the Parties.

4.7	Transfer Taxes

The Parties mutually understand that the transfer of the Shares will not be subject to German VAT. None of the Sellers shall opt the transfer of the Shares as being subject to VAT. Subject to section 12.11 below, all transfer, documentary, sales, use, stamp, notary fees, direct or indirect capital gains, VAT, registration and such other Taxes and fees (including any penalties and interest) (a) imposed on the Company or Purchaser due to the execution of this Agreement or the Escrow Agreement shall be borne and paid by each Seller (severally and not jointly) on a pro rata basis based on such Seller’s Participation Percentage; and (b) imposed on any Seller or other Person entitled to receive payments pursuant to the terms of this Agreement shall be borne and paid by such Seller or Person.

5.	Shareholders Resolutions

5.1	Shareholders’ Resolution; Consent by Company

Each Seller unanimously adopted and approved the shareholders’ resolution of the Company approving the sale and transfer of the Seller Shares to Purchaser in accordance with the Company’s articles of association (including in such Seller’s capacity as a preferred shareholder) and such resolution is attached hereto as Exhibit F1. Apart from that, each Seller and each Acquired Company hereby gives all approvals, consents, ratifications, permissions, waivers or authorizations (including any waivers of applicable notice periods and waiver of any pre-emption or similar rights) that are required for the consummation of the transactions contemplated hereunder, whether such approvals, consents, ratifications, permissions, waivers or authorizations are required under the terms of the respective articles of association, memorandum of association, by-laws or other charter documents of any of the Acquired Companies, any Legal Requirements applicable to Sellers or the Acquired Companies or any of their respective properties or assets, or any of the Contracts to which such Seller or any of the Acquired Companies is a party (including but not limited to the Shareholder Agreements). For the avoidance of doubt, the Parties are in agreement that the approvals, consents, ratifications, permissions, waivers or authorizations of the Sellers does not include the waiver of any of their rights set forth in this Agreement.

Any shareholder of the Company and the Company, to the extent being entitled to pre-emption rights, liquidation preference or similar rights under the articles of association of the Company or any shareholders’ agreement relating to the Company waives such rights with respect to the transactions contemplated herein and such waiver is herewith accepted by all other shareholders in the Company, it being understood that any such waiver shall not affect the calculation and allocation of the Purchase Price.

5.2	Termination of Existing Agreements

Each Seller, if and to the extent such Seller is a party to the Shareholder Agreements, and the Company, hereby agree to the termination of the Shareholder Agreements, such termination to be effective immediately prior to the Closing. In addition, the Sellers will execute the Termination Agreement attached hereto as Exhibit F2.

6.	Closing

6.1	Place and Time

The closing of the sale of the Shares to Purchaser (the “Closing”) shall take place at the offices of Bird & Bird, Taunusanlage 1, 60329 Frankfurt am Main Germany, concurrently with the execution and delivery of this Agreement. The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.”

6.2	Closing Deliveries. At the Closing:

a.	Sellers shall deliver to Purchaser:

i.	all Consents: (A) required to be obtained from any Governmental Body; and (B) otherwise required to be obtained, in each case, in connection with the transactions contemplated by this Agreement.

ii.	a resolution in the form of Exhibit F1 demonstrating that this Agreement has been duly adopted by the shareholders of the Company in accordance with all applicable Legal Requirements and all applicable Contracts and that the Shareholder Agreements have been duly terminated;

iii.	Non-Competition and Non-Solicitation Agreements substantially in the form of Exhibit B (each a “Non-Competition Agreement”), duly executed by Upspring Marketing GmbH and Stephan Uhrenbacher;

iv.	the Escrow Agreement, duly executed by Sellers’ Agent and the other parties thereto (other than Purchaser);

v.	Convertible Note Waiver, duly executed by each holder of Convertible Notes as of immediately prior to the Closing;

vi.	resignations of all managing directors, directors, members of the advisory board and executive board and officers of the Acquired Companies (except for Ian Brotherston) in substantially the form of Exhibit D;

vii.	Release Agreements substantially in the form of Exhibit E, duly executed by each of the Persons listed on Schedule 6.2(a)(vii);

viii.	Employment Agreements mutually agreed to by Purchaser and the key employees listed on Schedule 6.2(a)(viii), duly executed by such employees;

ix.	written acknowledgments pursuant to which the Company’s outside legal counsel and any financial advisor, accountant or other Person who performed services for or on behalf of the Acquired Companies, or who is otherwise entitled to any compensation from the Acquired Companies, in connection with this Agreement, any of the transactions contemplated by this Agreement or otherwise, acknowledges: (a) the total amount of fees, costs and expenses of any nature that is payable or has been paid to such Person in connection with this Agreement and any of the transactions contemplated by this Agreement or otherwise; and (b) that it has been paid in full and is not (and will not be) owed any other amount by any of the Acquired Companies with respect to this Agreement, the transactions contemplated by this Agreement or otherwise;

x.	duly executed United States tax information forms duly executed by each Seller and the other payees for the purpose of avoiding withholding obligations under applicable Legal Requirements; and

xi.	certified excerpt from the commercial register of each Acquired Company except for Qype Spain SL and Qype SARL as referred in Schedule 6.2(a)(xi) of Reference Deed 2.

All deliveries to be made by Sellers shall be transferred to Purchaser’s counsel pending payment of the Purchase Price in accordance with Section 4.2. Upon payment of the Purchase Price in accordance with Section 4.2, such deliveries shall be automatically released.

b.	Purchaser shall:

i.	deliver to Sellers’ Agent the Escrow Agreement, executed by Purchaser; and

ii.	pay the Purchase Price in accordance with Section 4.2.

For the avoidance of doubt, Purchaser’s obligation to pay the Purchase Price in accordance with Sections 4.1 and 4.2 shall be deemed fulfilled (1) with regard to Section 4.1 (a), (c) and (d) and 4.2(a), (c), (d) and (e) upon submission by Purchaser’s counsel at Closing or such relevant due date as specified in the provisions referred to above of a facsimile confirmation of the bank holding Purchaser’s counsel’s trust account confirming that the irrevocable wire transfer (unwiderrufliche Zahlungsanweisung) regarding the amounts payable has been received and effected (ausgeführt) irrespective of any credit-entry (Gutschrift) of the amounts payable as well as any allocation set forth in Schedule 4.1 of Reference Deed 2; and (2) with regard to Sections 4.1(b) and 4.2(b) upon delivery at Closing of a facsimile confirmation of the credit of book-entry shares to Sellers based on the allocation listed on Schedule 4.1 of Reference Deed2.

c.	After all items in Sections 6.2(a) and 6.2(b) (collectively, the “Closing Deliveries”) have been made, the Parties shall sign a written declaration in the form set forth in Schedule 6.2(c) confirming that all Closing Deliveries have been fulfilled or waived or not applicable as the case may be (the “Closing Memorandum”). Upon such confirmation all Closing Conditions shall be deemed to be fulfilled and the notary shall be mutually directed (angewiesen) to file the new shareholders list with the commercial register.

7.	Representation and Warranties of the Company

The Company hereby represents and warrants to Purchaser in the form of an independent guarantee (selbständiges, verschuldensunabhängiges Garantieversprechen pursuant to Section 311 subsection 1 of the German Civil Code (BGB)), that the following statements are true and correct as of the date of this Agreement and as of the Closing Date unless explicitly provided otherwise hereinafter (herein collectively, “Company Guarantees”). The Parties agree that the Company Guarantees shall not be deemed guarantees for the condition of object (Beschaffenheitsgarantien pursuant to Sections 443 and 444 of the German Civil Code (BGB)) but shall constitute a contractual liability regime of its own kind (vertragliches Haftungsregime sui generis):

7.1	Due Organization; Corporate Power; Subsidiaries; Etc.

a.	The Company is a limited liability company (Gesellschaft mit beschränkter Haftung) duly organized and validly existing under the laws of the Federal Republic of Germany, registered with the commercial register of the local court of Hamburg (registration number HRB 95913) and having its offices located at Großer Burstah 50 – 52, 20457 Hamburg, Germany.

b.	The excerpt from the commercial register relating to the Company and the other equivalent documents relating to the Company’s Subsidiaries listed on Schedule 7.1(b) duly reflect the current corporate status of each of the Acquired Companies. All required registrations and filings have been made with the competent commercial register or other Governmental Body by the Acquired Companies. There are no registrations or filings pending and furthermore there are no corporate facts or acts which would have been required to be registered with the commercial register or other Governmental Body but have not yet been filed by the Acquired Companies.

c.	The Acquired Companies have all necessary power and authority (corporate and otherwise) and Governmental Authorizations to own and lease its property and assets and carry on the Business as owned and conducted as of the date hereof. None of the Acquired Companies are (nor have they ever been) required to be qualified, authorized, registered or licensed to do business in any jurisdiction other than their respective jurisdiction of organization as set forth in Schedule 7.1(c). Except for the premises and establishments in jurisdictions as set forth in Schedule 7.1(c), the Acquired Companies have no other places of business, offices, representations, branches, sub-offices or similar establishments.

d.	Schedule 7.1(d) accurately sets forth: (i) the name of each managing director (Geschaeftsfuehrer) and the name and title of each other Person with signing authority on behalf of any of the Acquired Companies; and (ii) the name of each of the members of the advisory board (Beirat), the executive board and the board of directors of any of the Acquired Companies.

e.	Except as set forth in Schedule 7.1(e), the Company does not have any Subsidiaries and has never owned (directly or indirectly) any shares or other securities of, or any direct or indirect interest or participation of any nature in, any other Person. None of the Acquired Companies is a party to any company-transfer agreements (Unternehmensverträge) with any other Person within the meaning of sections 291, 292 of the German Stock Corporation Act (AktG), nor has any of the Acquired Companies concluded any cooperation agreements with other Persons to set up or operate a joint venture. Except as set forth in Schedule 7.1(e), none of the Acquired Companies has any branches or sales offices. None of the Acquired Companies has agreed or is obligated to make any future investment in or capital contribution to any Person. None of the Acquired Companies has guaranteed or is responsible or liable for any obligation of any other Person.

7.2	Charter Documents; Records

a.	Schedule 7.2(a)(i) includes a true and correct list of the articles of association, memorandum of association, deeds of incorporation, certificates of good standing (collectively “Charter Documents”) of the Company and its Subsidiaries, as applicable. Such Charter Documents are presently valid and in force and no changes have been resolved or will be resolved, except for changes relating to the transaction contemplated in this Agreement. There are no ancillary agreements relating to the constitution and organization of the Acquired Companies except for the Shareholder Agreements and those agreements listed in Schedule 7.2(a)(ii).

b.

The Company has delivered to Purchaser accurate and complete copies of: (i) the articles of association and other charter documents of each of the Acquired Companies, including all amendments thereto; and (ii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders, the advisory board (Beirat) and the board of directors of each of the Acquired Companies. None of the Acquired Companies has or would be obligated under any Legal Requirement to establish a (co-determined) supervisory board (Aufsichtsrat). There has not been any violation of any of the provisions of the articles of association or other Charter Documents of any of the Acquired Companies or of any resolution adopted by the shareholders, advisory board (Beirat) or board of directors of any of the Acquired Companies. The books of account, stock records, minute books and other records of each of the Acquired Companies, as the case may be, are accurate, up-to-date and complete, and have been maintained in accordance with prudent business practices and all applicable Legal Requirements. Qype Ltd. has not adopted any resolution relating to the number of directors or requiring its board of directors to have certain numbers of directors.

c.	At all times the activities undertaken by any Acquired Company have remained within such Acquired Company’s objects as set out in its articles of association.

7.3	Shares; Capitalization; Deal Consideration; Etc.

a.	The Company has a total nominal share capital (Stammkapital) of EUR 124,961.00. Schedule 2.2A is a true and complete list of all the Shares, stating the respective nominal value of each Share and the respective shareholder holding each of the Shares. On the date of this Agreement, the commercial register shows the true and correct status of the Company’s registered nominal share capital (Stammkapital). Unless set forth otherwise in Schedule 2.2B, the nominal share capital (Stammkapital) of the Company as well as any premium (Agio within the meaning of section 272 para. 2 no. 1 German Commercial Code) has been fully paid-in and has neither directly nor indirectly, in full or in part been repaid, whether open or disguised. The assets of the Company as shown on the balance sheet exceed the nominal share capital of the Company. No equity replacing debt (eigenkapitalersetzendes Darlehen) nor any other equity replacing performance of any shareholder (eigenkapitalersetzende Gesellschafterleistung) has been made or repaid unless stated otherwise in Schedule 7.3(a). There is no Liability pending, and there will be no Liability, of any of the shareholders of the Company, to make any further capital contributions (Nachschüsse) to the Company.

b.

Other than the Stock Appreciation Rights set forth in Schedule 2.3, there is no: (i) outstanding equity, debt or other security of the Company; (ii) outstanding subscription, option, Company Option, call, warrant or other right of any kind (whether or not currently exercisable) to acquire, or otherwise relating to, any shares of the share capital or other securities of the Company; (iii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the share capital or other securities of the Company; (iv) Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its share capital or any other securities; or (v) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of share capital or other securities of the Company. Upon the occurrence of the Closing, the Stock Appreciation Rights shall terminate, be extinguished and have no further force or effect with no consideration and the former holders thereof shall have no rights with respect thereto.

c.	The Company is the sole legal and beneficial owner of 100% of the issued and outstanding shares of capital stock of each Subsidiary of the Company as set for in Schedule 7.3(c). Apart from the shares in the Subsidiaries as set for in Schedule 7.3(c), the Company has no shareholdings or interests in any other companies, partnerships or entities of any other type and is not obliged to purchase or acquire such shareholdings or interests.

d.	The shares in the Subsidiaries are duly authorized and validly issued. The shares in the Subsidiaries are fully paid up. All contributions have been made in compliance with applicable Legal Requirements and have not been repaid and returned, in whole or in part, whether open or disguised, directly or indirectly. The shares in the Subsidiaries are free and clear from any Encumbrances and other third party rights, in particular, but not limited to, security rights, liens and usufructs (Nießbrauch), and they do not form the object of a trust, silent partnership or similar relationship under applicable corporate Legal Requirements. Other than shares of capital stock held by the Company, there is no: (i) outstanding equity, debt or other security of any Subsidiary of the Company; (ii) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire, or otherwise relating to, any shares of the capital stock or other securities of any Subsidiary of the Company; (iii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any Subsidiary of the Company; (iv) Contract under which any Subsidiary of the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (v) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of any Subsidiary of the Company.

e.

Except for the Stock Appreciation Program, which will terminate (including all outstanding Stock Appreciation Rights outstanding pursuant thereto) as of the Closing, none of the Acquired Companies has ever adopted a plan or arrangement that allows for the grant of equity based compensation awards (whether payable in cash, shares or otherwise) to current or former employees, directors or managing directors of any of the Acquired Companies or any other Person and none of the Acquired Companies has ever granted any such awards to a current or former employee, director or managing director of any of the Acquired Companies or any other Person.

f.	All securities of each of the Acquired Companies have been issued in compliance with: (i) all applicable Legal Requirements; (ii) all requirements set forth in the Charter Documents of the applicable Acquired Company; and (iii) all requirements set forth in applicable Contracts. Any shares of capital stock or other securities repurchased, redeemed or otherwise reacquired by any of the Acquired Companies were validly reacquired in compliance with all applicable Legal Requirements and any requirements set forth in applicable Contracts.

g.	There are no claims of Sellers or any Related Parties towards any of the Acquired Companies including any loans from any of the Acquired Companies to any Seller or any Related Party.

h.	The amount of the Aggregate Indebtedness Amount, the aggregate amount of Transaction Expenses that remains unpaid as of the immediately prior to the Closing and the Working Capital Estimate are set forth on Schedule 4.1 of Reference Deed 2. The allocation of the Purchase Price delivered by the Sellers and set forth on Schedule 4.1 of Reference Deed 2 complies with all applicable Legal Requirements, the Company’s Charter Documents and all other plans and Contracts to which the Company or any Seller is party to or by which the Company or any Seller is bound, including the Stock Appreciation Program. The Convertible Notes were cancelled and terminated immediately prior to the Closing in accordance with applicable Legal Requirements (including with respect to withholding of Taxes) and following such cancellation the Convertible Notes terminated and extinguished and the holders thereof have no further rights with respect thereto. Schedule 4.1 of Reference Deed 2 sets forth the amount of Taxes required to be withheld from the consideration to be paid pursuant to this Agreement pursuant to each Person listed on Schedule 4.1 of Reference Deed 2 in accordance with all applicable Legal Requirements. Prior to the Closing that certain loan provided to the Company on October 19, 2012 (for a principal amount of EUR 140,000) was fully extinguished, terminated and cancelled and the lender thereof has no further rights with respect thereto.

7.4	Overindebtedness/Insolvency

None of the Acquired Companies is (under the applicable insolvency law) over-indebted (überschuldet), nor insolvent (zahlungsunfähig), nor are there threatened grounds for insolvency. There has neither been an application for the initiation of insolvency proceedings against the assets of any Acquired Company, nor has any third party threatened to file for insolvency. No circumstances exist that would require the application for any bankruptcy, insolvency or judicial composition proceedings nor, do any circumstances exist that are expected to require after lapse of time or upon a specific, preponderantly likely event, the application for any such proceedings.

7.5	Authority; Binding Nature of Agreement; Consents

The Company has duly executed this Agreement and the other agreements entered into pursuant to this Agreement to which it is or will become a party and have full power and authority to execute and perform its obligations hereunder and thereunder without the necessity of any act or Consent of any other Person whomsoever. This Agreement, when executed by all Parties, constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms. Neither the execution, delivery or performance by the Company of this Agreement or any agreement entered into pursuant to this Agreement to which it is or will become a party, nor the consummation by the Company of any of the transactions contemplated hereunder or thereunder, will directly or indirectly (with or without notice or lapse of time):

a.	contravene, conflict with or result in a violation of: (i) any of the provisions of the articles of association, memorandum of association, deeds of incorporation or other Charter Documents of any of the Acquired Companies; or (ii) any resolution adopted by the shareholders, the advisory board (Beirat) or the board of directors of any of the Acquired Companies;

b.	contravene, conflict with or result in a violation of any Legal Requirements or any order, writ, injunction, judgment or decree to which any of the Acquired Companies, or any of the assets owned or used by any of the Acquired Companies is subject;

c.	contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Acquired Companies or that otherwise relates to the Business or to any of the assets owned or used by any of the Acquired Companies;

d.	except as set forth in Schedule 7.5(d), contravene, conflict with or result in a breach of, or result in a default under, any provision of any Acquired Company Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any Acquired Company Contract; (ii) accelerate the maturity or performance of any Acquired Company Contract; or (iii) cancel, terminate or modify any Acquired Company Contract; or

e.	result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by any of the Acquired Companies (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of any of the Acquired Companies).

None of the Acquired Companies is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person, except for the execution of this Agreement by the Sellers, in connection with: (x) the execution, delivery or performance by the Company of this Agreement or any agreement entered into pursuant to this Agreement to which it is or will become a party; or (y) the consummation by the Company of any of the transactions contemplated by this Agreement or the other agreements entered into pursuant to this Agreement to which it is or will become a party.

7.6	Participation in the Company’s Profit or Sale

There are no silent partnership agreements (stille Beteiligungen), loan agreements (partiarische Darlehen), convertible bonds (Wandelanleihen), debentures or other rights which grant or will grant to any Person a right to participation in profit, sale or liquidation proceeds of any of the Acquired Companies.

7.7	Sellers’ Loans

No Seller, no Person deemed to be related to any Seller within the meaning of section 15 German Tax Code (AO), no Seller Affiliate and no relative of any Seller Affiliate (any Person deemed to be related to any Seller within the meaning of section 15 German Tax Code (AO), together with any relatives of any Seller and any Seller Affiliate, the “Related Parties”) have granted any loans to any of the Acquired Companies, except for the loans disclosed in Schedule 7.7.

7.8	Financial Statements

The management accounts of the Acquired Companies as of 31 August, 2012 (the “Interim Balance Sheet Date”) delivered to Purchaser prior to the date hereof were prepared in accordance with the applicable statutory requirements for financial statements for the Company in accordance with German Generally Accepted Accounting Principles (“German GAAP”) and pursuant to the German Commercial Code (HGB), the principle of consistency in accounting and valuation (Bilanzierungs- and Bewertungsstetigkeit) and the principle of cautiousness (Vorsichtsprinzip). The management accounts as of the Interim Balance Sheet Date are hereafter referred to as the “Interim Management Accounts.” The Interim Management Accounts have been reviewed by a certified public accountant as regards their compliance with German GAAP.

The Audited Financial Statements, when delivered by the Sellers to Purchaser, will be prepared in accordance with the applicable statutory requirements for financial statements for the Company in accordance with IFRS and pursuant to the German Commercial Code (HGB), the principle of consistency in accounting and valuation (Bilanzierungs- and Bewertungsstetigkeit) and the principle of cautiousness (Vorsichtsprinzip). The Audited Financial Statements when delivered to Purchaser shall have been reviewed by a certified public accountant as regards their compliance with IFRS and will be provided, when delivered to Purchaser, with an unreserved audit certificate (unbeschränkter Bestätigungsvermerk). The Financial Statements reflect a true, complete and fair view of the assets, the financial standing and the earning situation of the Acquired Companies (vermitteln unter Beachtung der Grundsätze ordnungsgemäßer Buchführung ein den tatsächlichen Verhältnissen entsprechendes Bild der Vermögens-, Finanz- und Ertragslage) as of the time periods specified therein. Moreover, (the following representations with respect to the Audited Financial Statements shall be true and correct as of the date of delivery of such Audited Financial Statements):

a.	the Audited Financial Statements, including the notes thereto, disclose the full amount of all Liabilities that need to be disclosed under IFRS and the Interim Management Account disclose the full amount of all Liabilities that need to be disclosed under German GAAP;

b.	no Tax receivable shown in the Financial Statements is overstated and no Tax liability shown in the Financial Statements is understated;

c.	if not explicitly noted otherwise in the balance sheet, the recording and adjustment of balance sheet items (Fortschreibungen der Bilanzansätze gegenüber dem letzten Bilanzstichtag) has been done on a basis consistent with the Financial Statements of recent years using the same legally permissible valuation standards; accounting and valuation options have been exercised uniformly, subject to changes in valuation due to tax investigation;

d.	in the Financial Statements, all write-offs and write-downs required by applicable Legal Requirements have been carried out and all reserves required by applicable Legal Requirements have been formed; and

e.	in the Audited Financial Statements, reserves for bad debts and accruals for obligations have been made in accordance with IFRS and in compliance with past practice and in the Interim Management Accounts, reserves for bad debts and accruals for obligations have been made in accordance with German GAAP and in compliance with past practice.

7.9	Hidden Distribution of Profit

No payments from or other transactions by any Acquired Company have been made or are being made by entering into this Agreement to or with any Seller or any Related Party which could be regarded as hidden distribution of profit (verdeckte Gewinnausschüttung) or adjustments pursuant to Section 1 Foreign Tax Act (Außensteuergesetz). No Seller and no Related Party has received any payments or other considerations from any Acquired Company (such as assumptions of costs by an Acquired Company) which have not been at arm’s length.

7.10	Subsidies

Schedule 7.10 contains a complete and true list of all subsidies (Subventionen/ Zuschüsse) applied for and/or received by any of the Acquired Companies. All subsidies (Subventionen/ Zuschüsse) set forth in Schedule 7.10 were applied for and received in accordance with the respective Legal Requirements. All subsidies granted to the Acquired Companies were used in accordance with the applicable Legal Requirements or any other public orders or conditions imposed thereon or related therewith in conjunction with their granting, in particular, all conditions imposed by the respective Governmental Bodies have been fulfilled and observed. None of the Acquired Companies is under any further obligation to perform any services with regard to such subsidies and no such subsidies have to be repaid by the Acquired Companies as a result of the execution of this Agreement, the consummation of the transactions contemplated hereunder or any other reason. The right to use, market, develop, advance or otherwise amend any product and Intellectual Property Right developed or created in connection with the subsidies set forth in Schedule 7.10 is not adversely affected by the transactions contemplated by this Agreement.

7.11	Assets

Except as set forth in Schedule 7.11: (a) with the exception of chattel mortgages (Sicherungsübereignungen) and retention of title (Eigentumsvorbehalte) by suppliers within regular course of business, the Acquired Companies are the unencumbered and unrestricted owners of all the assets purported to be owned by any of them, whether tangible or intangible (Rechte), including: (i) all assets shown on the balance sheets of the Interim Management Accounts; (ii) all assets referred to in Schedule 7.11(b) and all rights of Acquired Companies under the contracts identified in Schedule 7.19; and (iii) all other assets reflected in the books and records of the Acquired Companies as being owned by the Acquired Companies. The Acquired Companies may freely dispose of the assets purported to be owned by any of them and there exist, except as set forth in Schedule 7.11(a) with respect to such assets, no Encumbrances or third Person’s rights. The assets purported to be owned by any of the Acquired Companies are adequate for the uses to which they are being put and are in good condition and repair, normal wear and tear, and are, taken as a whole, sufficient for the Business as presently conducted.

7.12	Receivables

The receivables (including accounts receivable, loans receivable and advances) of the Acquired Companies have arisen only from transactions at arm’s length in the ordinary course of business. On and since the Interim Balance Sheet Date, no facts or circumstances have arisen which would result in any increase in the uncollectability of such receivables in excess of the reserves therefore set forth in the balance sheet as of the Interim Balance Sheet Date. Schedule 7.12 sets forth an accounts receivable aging report as of October 15, 2012, a list as of such date of all receivables which are more than 30 days past due and of all receivables classified as doubtful accounts.

7.13	Bank Accounts

Schedule 7.13 provides accurate and complete information (including account numbers, type of account and names of all individuals authorized to draw on or make withdrawals from each account) with respect to each account maintained by or for the benefit of any of the Acquired Companies at any bank or other financial institution.

7.14	Liabilities

a.

The Acquired Companies have no Liabilities, whether known or unknown, absolute, accrued, contingent or otherwise or asserted or unasserted, matured or unmatured, whether or not to be reflected in the Interim Management Accounts in accordance with

German GAAP, and whether due or to become due, including Liabilities arising under sureties, letters of comfort or guarantees from periods prior to the Closing Date, except for those: (i) that are reflected as liabilities or accruals in the Interim Management Accounts; (ii) that are set forth in Schedule 7.14(a); or (iii) that were incurred after the Interim Balance Sheet Date in the ordinary course of business consistent with prior practice and that, individually or in the aggregate, are not material to the Business.

b.	Schedule 7.14(b) provides an accurate and complete breakdown and aging of: (i) all accounts payable of the Acquired Companies as of the date of this Agreement; and (ii) all notes payable of the Acquired Companies and all Indebtedness of the Acquired Companies for borrowed money as of the date of this Agreement.

7.15	Data Protection

Schedule 7.15(a) sets forth a list of each Privacy Policy in effect at any time since the inception of each Acquired Company and identifies, with respect to each Privacy Policy: (i) the period of time during which such Privacy Policy was or has been in effect; (ii) the Website on which the Privacy Policy was or is posted; (iii) whether the terms of a later Privacy Policy apply to the data or information collected under such Privacy Policy; and (iv) if applicable, the mechanism (such as opt-in, opt-out or notice only) used to apply a later Privacy Policy to data or information previously collected under such Privacy Policy. Except as set forth on Schedule 7.15(b), to the Company’s Knowledge, the Company has (i) complied with all Privacy Policies and all applicable Legal Requirements relating to data privacy, data protection and data security, including with respect to the collection, storage, transmission, transfer (including cross-border transfers), disclosure and use of personally identifiable information (including personally identifiable information of employees, contractors, and third parties who have provided information to the Company) and (ii) taken commercially reasonable measures to ensure that personally identifiable information is protected against loss, damage, and unauthorized access, use, modification, or other misuse. There has been no loss, damage, or unauthorized access, use, modification, or other misuse of any such information by the Company or any of its employees or contractors. Except as set forth on Schedule 7.15(c), no Person (including any Governmental Entity) has made any written claim against any Acquired Company or commenced any action or Legal Proceeding against any Acquired Company with respect to loss, damage, or unauthorized collection, access, use, modification, disclosure, or other misuse of any such personally identifiable information by any Acquired Company or any of their employees or contractors and, there is no reasonable basis for any such claim or action. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not create a default under (and the disclosure to and use (in substantially the same manner as the Company’s use as of the date of the Agreement) by the Acquired Companies and Purchaser and its Affiliates of such information after the Closing will comply) with the Acquired Companies’ applicable Privacy Policies and with all applicable Legal Requirements relating to privacy and data security (including any such laws in the jurisdictions where the applicable information is collected). The Acquired Companies have used all reasonable efforts to comply with all disclosures to, and obtained any necessary consents from, users, customers, employees, contractors and other applicable Persons required by applicable Legal Requirements related to privacy and data security.

7.16	Leasehold; Real Property

a.	None of the Acquired Companies owns any real property, real property equivalents or any interest in real property, except for any leasehold interest created under the real property leases identified in Schedule 7.16(a) (the “Lease Agreements”). The Lease Agreements contain those provisions as to term, rent and area of rented premises set out in Schedule 7.16(a). There are no side agreements with lessors whatsoever unless provided otherwise in Schedule 7.16(a).

b.	The Lease Agreements are valid, binding and enforceable in accordance with their terms. None of the Lease Agreements infringes third party rights. Neither any of the Acquired Companies on the one side nor, to Company’s Knowledge, the respective landlord on the other side is in breach or default with respect to any obligations under any of the Lease Agreements. None of the Lease Agreements has been challenged, terminated or otherwise ended whether orally or in writing, nor has been given notice of a challenge, termination or other ending. The owed security for rent, if any, has been granted. The Acquired Companies are not in arrears (Verzug) with rental payments.

7.17	Intellectual Property

a.	Except as set forth in Schedule 7.17(a), the Acquired Companies are the legal and beneficiary owners of, or have exclusive licenses to, any and all Intellectual Property Rights, including the Know-how and any other related rights, which are used in or necessary for the regular conduct of the Business as conducted prior to the date of this Agreement.

b.	Schedule 7.17(b) contains a list of any and all Intellectual Property Rights which are used in for the regular conduct of the Business as conducted prior to the date of this Agreement as regards to patents, patent applications and inventions, whether or not such rights are registered and whether or not an application for registration has been submitted (the “Inventions”), as regards to trademarks, firm names, rights as regards passing off and Internet domain-addresses (the “Trademarks”), and as regards to objects of copyright and neighboring rights, including software (the “Software”). For each such Invention, Trademark and Software, the following is specified: (i) the nature of such Intellectual Property Right, (ii) the (registered) owner of such Intellectual Property Right, and (iii) the jurisdiction in which such registration has been filed, and the registration or application numbers (if applicable).

c.	Except as set forth in Schedule 7.17(a), any and all Intellectual Property Rights embodied in, pertaining to or necessary for the creation, distribution, out-licensing, editing, marketing, reproduction, utilization, public performance, making available to the public, and any other use of Company Products and Services as well as any and all rights in the Inventions and the Trademarks and any other Intellectual Property Rights in which any of the Acquired Companies has (or purports to have) an ownership interest or exclusive license or similar exclusive right, including the Intellectual Property Rights listed in Schedule 7.17(b) (the “Company IP Rights”) are the exclusive and unrestricted property of the Acquired Companies. The Acquired Companies have each secured valid written assignments (“umfassende Rechtseinräumung”) from the respective Acquired Company’s current and former officers, managing directors, employees, consultants, freelancers and independent contractors who were involved in, or who contributed to, the creation or development of any Company IP Rights, of the rights to such contributions that may be owned by such Persons or that the Company does not already own by operation of law. There are no third party rights in relation to the Company IP Rights or third party rights to exploit or rights arising from exploitation thereof, except: (x) as set forth in Schedule 7.17(c), (y) for non-assignable moral rights, and (z) for the rights of the licensees under the license agreements set forth in Schedule 7.19(a)(vii).

d.

The Acquired Companies have claimed all Inventions, which have been duly notified to them in accordance with any Legal Requirements, from their employees, officers (including Geschäftsführer), consultants, directors and managing directors, and all rights related to such Inventions have been properly transferred to the Acquired Companies. The Acquired Companies’ practice to pay compensation to employees, officers, consultants, directors and managing directors for inventions is in line with all applicable rules and regulations pursuant to the applicable Legal Requirements, i.e. the German Act on Employee Inventions (Arbeitnehmererfindungsgesetz—ArbNErfG), and there are no exceptions therefrom as regards the compensation of any employee, officers, consultants, directors or managing directors of the Company. In particular, no current or former employee, managing director, officer, independent contractor, freelancer or consultant can claim further remuneration from the Acquired Companies with respect to Inventions made by the respective Person and claimed by any of the Acquired Companies in the past. Except as set forth in Schedule 7.17(a), there exist no Contracts which limit the Acquired Companies’ ability to sell the Company Products and Services or to grant licenses to third Persons.

e.	The Company IP Rights are all legally effective and legally valid. No claim, demand, complaint or Legal Proceeding has been made or threatened, that (i) challenges the rights of any of the Acquired Companies in respect of any of the Company IP Rights; (ii) asserts that the operation of the Business is, was or will be infringing or otherwise in violation of any Company IP Rights, or that any of the Acquired Companies is required to pay any royalty, license fee, charge or other amount with regard to any Company IP Rights; or (iii) claims that any default exists under any Acquired Company Contract. None of the Company IP Rights is or has been subject to any order, and none of the Acquired Companies has been subject to any order in respect of any other Person’s Intellectual Property Rights. With the exception of the Company IP Rights identified accordingly in Schedule 7.17(e), there is to Company’s Knowledge no basis for a claim that any Company IP Rights are invalid, unenforceable, or otherwise subject to revocation.

f.	To the extent the Company IP Rights are registered or an application for registration has been submitted, all required fees that were due have been paid timely and in full, and all other necessary steps for maintaining the Company IP Rights have been taken in due time, except as specifically indicated in Schedule 7.17(f).

g.	No other patent rights, copyrights, trademarks or other Intellectual Property Rights than those listed in Schedule 7.17(b) have been registered or applied for on behalf of any of the Acquired Companies. These rights, to the extent they have been applied for registration, are stated completely and correctly in Schedule 7.17(b).

h.	None of the Acquired Companies has ever infringed, misappropriated or otherwise violated any Intellectual Property Rights of any other Person.

i.	The Company IP Rights are any and all intellectual property rights of any kind necessary for conducting the Business as presently conducted.

j.	The Acquired Companies own the Source Code, the Object Code and the documentation (operating, backover, failover and emergency concepts, storage of the Source Code with a version control system, documentation of sources, etc) of the Software. The Acquired Companies have not provided or disclosed, and are not subject to any obligation to provide or disclose, the Source Code, the Object Code and the documentation to any third Person. Each of the Acquired Companies has taken all reasonable steps to maintain the confidentiality of and enforce its rights in the Source Code and the Trade Secrets and all other proprietary information held by any of the Acquired Companies. The Software was developed in compliance with the standards of professional software engineering. This includes, but is not limited to, installation programs, automatic test procedures, automatic translation of the programs and a comprehensive and coherent documentation (as defined above). To the Company’s Knowledge, the Software does not (1) contain any bug, error or defect that materially and adversely affects the use, functionality or performance of such Software or any product or system containing or used in conjunction with such Software, or (2) fail to comply with any applicable warranty or other contractual commitment relating to the use, functionality or performance of such Software or any product or system containing or used in conjunction with such Software. Sellers have provided Purchaser with a complete and accurate list of all known bugs, defects and errors in each version of the Software.

k.	Schedule 7.17(k) contains a complete and accurate list and summary of all royalties, fees, commissions, and other amounts payable by any Acquired Company to any other Person (other than sales commissions paid to employees according to the Company’s standard commissions plan) upon or for the use, sale or distribution of any Company Product and Service or the use of any Company IP Rights.

l.	No Trademark conflicts or interferes with any trademark or trade name owned, used or applied for by any other Person. No event or circumstance (including a failure to exercise adequate quality controls and an assignment in gross without the accompanying goodwill) has occurred or exists that has resulted in, or would reasonably be expected to result in, the abandonment of any trademark (whether registered or unregistered) owned, used or applied for by any Acquired Company.

m.	Except as set forth in Schedule 7.17(a), to the Company’s Knowledge, neither the execution, delivery, or performance of this Agreement (or any of the agreements executed in connection with the transactions contemplated herein) nor the consummation of the transactions contemplated herein will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare: (i) a loss of, or Encumbrance on, any Company IP Rights; (ii) the release, disclosure, or delivery of any Company IP Rights by or to any escrow agent or other Person; (iii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company IP Rights; (iv) any right of any third party to terminate or alter any Acquired Company’s or, after the Closing, Purchaser’s rights in and to any Company IP Right; or (v) a breach of any license agreement to any Company IP Right and the licenses listed on Schedule 7.19(a)(vii).

n.	To the Company’s Knowledge, no Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.

o.	Schedule 7.17(o) accurately identifies and describes: (i) each item of Open Source Code that is contained in, distributed with or used in the development of the Company Products (including but not limited to any Software) or Services or from which any part of any Company Product or Service is derived; (ii) a hyperlink to the applicable license terms for each such item of Open Source Code; and (iii) the Company Product or Service or Company Products or Services to which each such item of Open Source Code relates. Each Acquired Company has complied with all of the terms and conditions of each applicable Open Source License, including all requirements pertaining to attribution and copyright notices.

p.

No Company Product (including but not limited to any Software) or Service contains, is derived from, is distributed with, or is being or was developed using Open Source Code that is licensed under any terms that: (i) impose or could impose a requirement or condition that any Acquired Company grant a license under, or refrain from asserting any one or more of its patent rights or that any Company Product or Service or part thereof: (A) be disclosed or distributed in Source Code form; (B) be licensed for the purpose of making modifications or derivative works; or (C) be redistributable at no charge; or (ii) otherwise impose or could impose any other limitation, restriction or condition on the right or ability of any Acquired Company to use or distribute any Company Product or Service (including any requirements to advertise or include attributions with respect to such Open Source Code).

q.	Except as set forth in Schedule 7.17(a), the execution, delivery and performance of this Agreement or any agreement entered into pursuant to this Agreement or the consummation of the transaction contemplated hereunder and thereunder will not, with or without notice or the lapse of time, result in the loss, transfer or Encumbrance of any Company IP Right or the grant, assignment or transfer of any license or right in any Company IP Right to a third Person.

7.18	Employees; Benefit Plans

a.	Schedule 7.18(a) contains a correct and complete list, as of the date of this Agreement, of the employees of each of the Acquired Companies stating the name, the commencement of employment, the date of birth, the job title, and details of total gross annual remuneration (including fixed salary, bonus, commissions etc.), notice period, parental leave, fixed term, special protection from dismissal on account of protection under the German Social Security Act IX (SGB IX) and Maternity Protection Act (MuSchG) or similar, position, commencement of employment or service (including times of services rendered for other employers which are nevertheless recognized under the current employment), the existence of (old-age) part-time agreements, employee loans received, entitlement to jubilee payments, and additional agreements in respect of fringe benefits, of royalties and similar arrangements) of each of the Acquired Companies: (i) service contracts with members of the board of directors (Geschäftsführer); and (ii) employment contracts, unless those contracts referred to under (i) and (ii) of this Section 7.18(a) have been terminated (with no further obligations on behalf of the Acquired Companies) thereto. Except as set forth on Schedule 7.18(a), there are no accrued bonuses to employees or consultants that have not been paid prior to the Closing.

b.	All service and employment Contracts terminated by the Company during the last 6 months before signature of this Agreement or which are to terminate in the future by mutual agreement are listed in Schedule 7.18(b). To the Company’s Knowledge, no employee or officer of any of the Acquired Companies currently intends to terminate his or her employment with any of the Acquired Companies.

c.	Except as disclosed in Schedule 7.18(c), there are no freelancers or employees supplied by other Persons (e.g. temporary workers) active for any of the Acquired Companies. There are no freelancers and/or consultants and/or employees supplied by other persons who could claim to be or would be considered by the competent Governmental Body as employees of any of the Acquired Companies.

d.	All wage and salary payments to employees of any of the Acquired Companies are currently effected on the basis of their respective current employment Contract, and any applicable general employment conditions. There are no collective bargaining agreements of any kind (including Tarifverträge) applicable to any of the Acquired Companies (including application by way of reference made in individual employment agreements). No payments are made based on continuous business practice (betriebliche Übung), general commitments (Gesamtzusagen) and any other customary internal practice. No other payments are made in addition to or above general pay scales.

e.	Each of the Acquired Companies has paid all salaries, vacation payments, bonuses and social insurance contributions as well as any other payments due and payable by the Closing Date according to the individual employment agreements and/or the agreements listed in Schedule 7.18(e).

f.	Unless otherwise contemplated by this Agreement there are no obligations of the Acquired Companies to increase the remuneration of employees or to change the employees’ employment terms in any other material way and the Acquired Companies are under no obligation to provide insurance or severance payments or other indemnities to employees or to promote an employee unless explicitly stated otherwise in Schedule 7.18(f).

g.	There are no shop agreements (Betriebsvereinbarungen), reconciliations of interest (Interessenausgleiche), social plans (Sozialpläne) or any other collective agreements of any kinds applicable in the Acquired Companies directly or indirectly (through reference in the individual employment agreements).

h.	The Acquired Companies have never experienced any strike, collective labour interruption, or other collective labour controversy. The Acquired Companies have no works-council.

i.	The Acquired Companies have been and are materially in compliance with all regulations that exist by virtue of statute, collective bargaining agreement or shop agreement to deal with relations with its employees. The Acquired Companies are not engaged in any dispute with trade unions, works councils or other employees’ organizations, Governmental Body and no such disputes have been threatened in writing.

j.	Except as set forth in Schedule 7.18(j), neither the execution, delivery or performance of this Agreement or any agreement entered into pursuant to this Agreement, nor the consummation of any of the transactions contemplated hereunder and thereunder, will or may (either alone or upon the occurrence of any additional or subsequent events) result in any payment (whether of severance pay or otherwise and whether or not under any Plan), acceleration, forgiveness of Indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current or former employee or managing director of any of the Acquired Companies or provide such individuals with a right to terminate their employment agreements.

k.	Schedule 7.18(k)(1) contains a correct and complete list of all pension arrangements and schemes granted by the Acquired Companies, other than state or mandatory social security arrangements, under which any current or former employees, managing directors, advisory board members, officers, freelancers or consultants of the Acquired Companies are entitled to retirement, death, disability, or life insurance benefits, including but not limited to any direct pension promises (“Direktzusagen”), deferred benefit and/or compensation schemes (Entgeltumwandlung) (the “Pension Arrangements”). There are no unfunded Pension Arrangement and/or pension obligations or pension increases other than those disclosed in Schedule 7.18(k)(2).

l.	The Pension Arrangements comply and have been managed in all material respects in accordance with applicable Legal Requirements. In particular, the pensions have at any time been increased in accordance with Section 16 of the German Pension Act (Gesetz zur Verbesserung der Betrieblichen Altersversorgung).

m.	Where a Pension Arrangement is funded externally, the Acquired Companies have paid all contributions in accordance with the governing documentation of the Pension Arrangement. Where a Pension Arrangement is not funded, the Acquired Companies have properly provided for all obligations under or in connection with the Pension Arrangement pertaining to periods prior to Closing in the Interim Management Accounts as required by § 6a German Income Tax Act (EStG) (and all other applicable Legal Requirements). Such provisions (i) are based on the most recent biometric data (Heubeck-Richttafeln 2005 G); and (ii) where any actuarial assumptions are made they are reasonable, prudent and conservative.

n.	There are no pending disputes in front of a court or arbitral tribunal about the benefits payable under the Pension Arrangements in respect of current or former employees, managing directors, advisory board members, officers, freelancers or consultants, and no material claim by any current or former employees, managing directors, supervisory or executive board members, officers, freelancers or consultants has been made or threatened in writing with respect to the Pension Arrangements since 31 December 2008.

o.	Except as set out on Schedule 7.18(o), there are no obligations under early retirement schemes (Vorruhestandsverträge) and/or old-age part-time schemes (Altersteilzeitverträge) and there are no outstanding obligations under Section 147a of the German Social Security Act (SGB III) with regard to the German social security agencies or other equivalent applicable Legal Requirements. The Acquired Companies have taken all measures necessary or legally required to ensure protection of the early retirement schemes and the old age part time schemes against the case of insolvency.

p.	Schedule 7.18(p) identifies each employment, salary, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, hospitalization, medical, insurance, supplemental unemployment benefits, profit-sharing, retirement, welfare, fringe benefit, jubilee payment or other employee benefits plan, program or agreement, whether written or unwritten and whether funded or unfunded (individually referred to as a “Plan” and collectively referred to as the “Plans”) which is or has been sponsored, maintained, contributed to or required to be contributed to by any of the Acquired Companies for the benefit of any current or former employee, consultant, director or managing director of any of the Acquired Companies (or the spouse, child or dependent of any such current or former employee, consultant, director or managing director) or with respect to which any of the Acquired Companies may have any Liability. None of the Acquired Companies has any plan or commitment to create any additional Plan, or to modify or change any existing Plan (other than to comply with applicable Legal Requirements).

q.	There has been no amendment or written interpretation or announcement by any of the Acquired Companies which would materially increase the expense of maintaining any Plan above the level of expense incurred with respect to that Plan for the most recent fiscal year included in the Audited Financial Statements. No Plan provides health benefits that are not fully insured through an insurance contract.

r.	No Plan provides death, medical or health benefits (whether or not insured) with respect to any current or former employee of any of the Acquired Companies after any such employee’s termination of service (other than: (i) benefit coverage mandated by applicable Legal Requirements; (ii) deferred compensation benefits accrued as liabilities on the Interim Management Accounts; and (iii) benefits the full cost of which are borne by current or former employees of any of the Acquired Companies (or their beneficiaries)).

s.	Each of the Plans has been operated and administered in all material respects in accordance with applicable Legal Requirements. All contributions required to be made by any of the Acquired Companies to any Plan: (i) have been timely made or accrued for in the Interim Management Accounts in accordance with § 6a German Income Tax Act (EStG); (ii) are based on the most recent biometric data (Heubeck-Richttafeln 2005 G); and (iii) where any actuarial assumptions are made in calculating the level of funding they are reasonable, prudent and conservative. There are no audits, inquiries or proceedings pending (rechtshängig) or, to the Company’s Knowledge, threatened by any Governmental Body with respect to any Plan.

t.	The aggregate amount of all credit balances of working time accounts (Arbeitszeitkonten) of all employees of the Acquired Companies as of the Closing Date does not exceed EUR 0 (Euro zero). All such credit balances of working time accounts (Arbeitszeitkonten) are fully funded or properly provided for.

u.	The amount of all vacation claims of all employees of the Acquired Companies as of the Closing Date does not exceed EUR 10,000.

7.19	Contracts

a.	Schedule 7.19(a) identifies each Acquired Company Contract:

i.	pursuant to which any of the Acquired Companies is or may become obligated to make any severance, termination or similar payment (other than such payments as may be required by applicable Legal Requirements), or to provide any termination-related benefit, to any employee or any sales agent or authorized distributor (Handelsvertreter und Vertragshändler) of any of the Acquired Companies;

ii.	pursuant to which any of the Acquired Companies is or may become obligated to make any bonus, commission or similar payment (other than payment in respect of salary);

iii.	which provides for contractual indemnification of any managing director, members of the executive or advisory board, officer, director. employee or agent;

iv.	relating to the merger, consolidation, reorganization or any similar transaction with respect to any of the Acquired Companies;

v.	relating to (A) the acquisition, transfer, development or sharing of any material Intellectual Property Right; (B) any restrictions to use or enforce own Intellectual Property Rights towards third Persons or to attack or challenge third Person’s Intellectual Property Rights;

vi.	creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or Liabilities;

vii.	relating to the license of any Intellectual Property Right to or from any of the Acquired Companies;

viii.	imposing any restriction on any of the Acquired Companies: (A) competing with any other Person, including exclusivity provisions; (B) acquiring any product or other asset or any services from any other Person, selling any product or other asset to or performing any services for any other Person or transacting business or dealing in any other manner with any other Person or in any other jurisdiction; (C) developing or distributing any technology; or (D) to use or sell any data owned or licensed by the Acquired Companies;

ix.	creating or involving any distribution arrangement or other reseller relationship;

x.	pursuant to which a Person provides material supplies to any of the Acquired Companies or with any sole source supplier;

xi.	involving any loan, guaranty, pledge, performance or completion bond or indemnity or surety arrangement;

xii.	relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Related Party;

xiii.	constituting or relating to a Contract or bid with or to any Governmental Body;

xiv.	that is material to any Acquired Company or its Business or prospects;

xv.	that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of EUR 10,000 in the aggregate, or the performance of services having a value in excess of EUR 10,000 in the aggregate; and

xvi.	any other Acquired Company Contract that may not be terminated by the Company (without penalty) within 60 days after the delivery of a termination notice by the Company.

(Contracts in the respective categories described in clauses “i.” through “xvi.” above are referred to in this Agreement as “Material Contracts.”)

b.	The Company has delivered to Purchaser accurate and complete copies of all written Material Contracts identified in Schedule 7.19(a), including all amendments thereto. Schedule 7.19(b) provides an accurate description of the terms of each Material Contract that is not in written form. Each Contract identified in Schedule 7.19(a) is valid and in full force and effect, and, to the Company’s’ Knowledge, is enforceable by the applicable Acquired Company in accordance with its terms.

c.

Except as set forth in Schedule 7.19(c): (i) none of the Acquired Companies has violated or breached, or committed any default under, any Acquired Company Contract to which it is a party, which remains uncured, and, to the Company’s Knowledge, no other Person has violated or breached, or committed any default under, any Acquired Company Contract which remains uncured; (ii) to the Company’s Knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to: (A) result in a violation or breach of any of the provisions of any Material Contract; (B) give any Person the right to declare a default or exercise any remedy under any Material Contract; (C) give any Person the right to accelerate the maturity or performance of any Material Contract; or (D) give any Person the right to cancel, terminate or modify any Material Contract; (iii) none of the Acquired Companies has received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Acquired Company Contract; and (iv) none of the Acquired Companies has waived any of its material rights under any Material Contract.

d.	No Person has a contractual right pursuant to the terms of any Acquired Company Contract to renegotiate any amount paid or payable to any of the Acquired Companies under any Material Contract or any other material term or provision of any Material Contract.

7.20	Guarantees and Other

Except as set forth in Schedule 7.20, none of the Acquired Companies has granted any guarantees (Bürgschaften und Garantien), comfort letters (Patronatserklärungen) or other securities (Sicherheiten) of any kind in favor of any third Person (including Sellers), nor has any of the Acquired Companies entered into any obligations towards third Persons (including Sellers) which have granted guarantees, comfort letters or other securities for the Acquired Companies.

7.21	Insurance

Schedule 7.21 contains a true, complete and correct list of all insurance policies maintained on behalf of the Acquired Companies for the benefit of or in connection with the assets of the Acquired Companies and the Business and no notice of cancellation, termination or reduction of coverage, and no notice of intention to cancel, terminate or reduce coverage, has been received. Such policies are in full force and effect. All due insurance premiums have been paid on time and all notices to insurance companies have been duly and timely made. To the Company’s Knowledge, there are no damage events that have not yet been processed to completion with the respective insurance companies.

7.22	Licenses and Permits; Compliance with Law

a.	The Company has obtained all public permits legally required for the conduct of the Business. These permits are valid, and to the Company’s Knowledge, there are no facts or circumstances or other reasons which could cause the respective Governmental Bodies to withdraw, revoke or rescind such permits.

b.	Each of the Acquired Companies is, and has at all times been, in compliance in all material respects with all Legal Requirements applicable to their relevant Business. None of the Acquired Companies has received any written notice or written communication regarding any actual or possible violation of, or failure to comply with, any Legal Requirement. Without limiting the generality of the foregoing, none of the Acquired Companies has, and to the Company’s Knowledge, no director, officer, agent or employee of any of the Acquired Companies has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns; or (c) made any other unlawful payment relating to the Business.

c.	The Company Products and Services are in every respect in material compliance with all applicable Legal Requirements of the Federal Republic of Germany, the European Union, the United States of America and of any other country in which they are sold.

7.23	Legal Proceedings; Orders

a.	Except as disclosed in Schedule 7.23(a), no claim or Legal Proceeding is pending or to the Company’s Knowledge threatened against the Acquired Companies, the Business, the assets of the Acquired Companies, the Shares or any of the transactions contemplated by this Agreement or any other agreement. Except as disclosed in Schedule 7.23(a), there is presently no pending judgment, decree, writ, injunction or order of any court, Governmental Body or arbitrator against the Acquired Companies, its business or assets, the Shares or any of the transactions contemplated by this Agreement or any other agreement. To the Company’s Knowledge, no employee or managing director of any of the Acquired Companies is subject to any order, writ, injunction, judgment or decree that prohibits such Person from engaging in or continuing any conduct, activity or practice relating to the business of any of the Acquired Companies. None of the Acquired Companies is a party to any pending claim or Legal Proceeding against any third Persons with the exception of the matters relating to the collection of receivables resulting from the regular course of the business of the Acquired Companies (Einzug von Forderungen aus dem laufenden Geschäftsbetrieb).

b.	There is no claim or Legal Proceeding pending or threatened, by or against or affecting Sellers or any of the Acquired Companies in connection with or relating to the transactions contemplated by this Agreement and any agreement entered into pursuant to this Agreement or any action taken or to be taken in connection therewith or the consummation of the transactions contemplated hereby and thereby, except as disclosed in Schedule 7.23(b).

c.	Except as disclosed on Schedules 7.23(a), 7.23(b) or 7.23(c), no claims or Legal Proceedings involving any of the Acquired Companies or relating to any Company Product or Service have been asserted against any of the Acquired Companies.

7.24	Absence of Certain Changes

Since the Interim Balance Sheet Date, each of the Acquired Companies has conducted its Business in the regular course of business consistent with past practices and:

a.	there has not been any change or event, occurrence, development or state of circumstances or effects which have had or could reasonably be expected to have a Material Adverse Effect on any of the Acquired Companies;

b.	there has not been any actual or contingent material damage, destruction or other loss (whether or not covered by insurance) affecting the Business of such Acquired Company or any of the material assets of any Acquired Companies;

c.	there has not been any security or other Encumbrance created over any Acquired Companies’ assets;

d.	there has not been any Contract entered into or commitment made by such Acquired Company relating to its Business or assets (including the acquisition or disposition of any assets) or any relinquishment by such Acquired Company of any Contract or other right, in either case, material to the Business of such Acquired Company, other than transactions and commitments in the regular course of business consistent with past practices;

e.	except as disclosed in Schedule 7.24(e), none of the Acquired Companies has changed any of its methods of accounting or accounting practices in any respect;

f.	none of the Acquired Companies has declared, accrued, set aside or paid any dividend or made any other distribution (be it in cash or in kind) in respect of any shares of capital stock, and none of the Acquired Companies has repurchased, redeemed, forfeited or otherwise reacquired any shares of capital stock or other securities;

g.	none of the Acquired Companies has sold, issued, granted, delivered or authorized the issuance, grant, delivery or sale of: (i) any capital stock or other security; (ii) any option, call, warrant or right to acquire, or otherwise relating to, any capital stock or any other security; or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

h.	none of the Acquired Companies has made any capital expenditure which, when added to all other capital expenditures made by the Acquired Companies since the Interim Balance Sheet Date, exceeds EUR 10,000 in the aggregate;

i.	none of the Acquired Companies has amended or prematurely terminated, or waived any material right or remedy under, any Material Contract;

j.	none of the Acquired Companies has written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other receivable;

k.	none of the Acquired Companies has: (i) established, adopted or amended any Plan; (ii) made any bonus, profit-sharing or similar payment to, or materially increased the amount of wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its employees or managing directors; or (iii) accelerated the vesting under any provision of any Plan or Contract related thereto;

l.	none of the Acquired Companies has made any Tax election;

m.	none of the Acquired Companies has commenced or settled any Legal Proceeding;

n.	none of the Acquired Companies has entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with its past practices; and

o.	none of the Acquired Companies has agreed or committed to take any of the actions referred to in clauses “(e)” through “(n)” above.

7.25	Information

Any information provided to Purchaser and its Affiliates and representatives by the Acquired Companies is true, complete, correct and not misleading. No exceptional risks or other events or effects outside the ordinary course of business of the Acquired Companies which are of material importance to evaluate the finance and earnings situation of the Acquired Companies and their prospective future development have remained undisclosed. The information with respect to the Shares, Sellers, the Acquired Companies and business made available to Purchaser and its Affiliates and representatives by the Acquired Companies was complete and accurate and constitutes all information relevant and necessary for the evaluation of the Business and the decision of Purchaser to consummate the transactions contemplated by this Agreement and the other agreements entered into pursuant to this Agreement.

7.26	Finder’s Fee

Except as disclosed on Schedule 7.26, there is no Person entitled to any broker’s, banker’s, finder’s or similar fee, commission or similar compensation from any of the Acquired Companies or to the Company’s Knowledge from the Purchaser upon execution or completion of this Agreement.

8.	Representation and Warranties of Sellers

Each Seller hereby represents and warrants to Purchaser in the form of an independent guarantee (selbständiges, verschuldensunabhängiges Garantieversprechen pursuant to Section 311 subsection 1 of the German Civil Code (BGB)), that the following statements are true and correct at the time of the execution of this Agreement and at the Closing Date unless explicitly provided otherwise hereinafter (herein collectively “Sellers’ Guarantees”), provided that the representation and warranties pursuant to this Section 8 are given by each Seller only with respect to itself and/or in relation to the Seller Shares sold by such Seller under this Agreement. The Parties agree that the Sellers’ Guarantees shall not be deemed guarantees for the condition of object (Beschaffenheitsgarantien) pursuant to Sections 443 and 444 of the German Civil Code (BGB):

8.1	Share Ownership

a.

Each Seller is the sole and unrestricted legal and beneficial owner of his, her or its Seller Shares as set forth in Schedule 2.2A, free and clear from any Encumbrances and other third Person rights, whether direct or indirect in rights ancillary to such Seller Shares, in particular, but not limited to, voting rights or dividend rights, security rights, liens and usufruct (Nießbrauch), silent partnership or other profit participation arrangement, trust agreement (Treuhandvereinbarung) or any other Contract of similar nature, except as specified in the Shareholder Agreements and the articles of association of the Company. Such Seller is entitled to sell and transfer to Purchaser the full legal and beneficial ownership of such Seller Shares free and clear of any Encumbrance on the terms of this Agreement.

b.	Other than its Shares as set forth in Schedule 2.2A, each Seller does not hold any further options, warrants, profit or sales participation rights or similar rights issued by the Company. Such Seller is the sole and unrestricted legal and beneficiary owner (rechtlicher und wirtschaftlicher Inhaber) of its Seller Shares and such Shares have not been assigned in part or in full and are free and clear of any encumbrances, liens, pledges, trust agreement, pre-emption rights or similar third party rights, except for restrictions on transfer set forth in the Shareholder Agreements and the articles of association of the Company provided to Purchaser prior to the date hereof.

8.2	Authority; Binding Nature of Agreement; Consents

a.	The execution of this Agreement and the execution of other agreements entered into pursuant to this Agreement by each of the Sellers to which it is or will become a party constitute valid and effective declarations (wirksame Willenserklärungen) of the Sellers. Where applicable to such Seller, each of the Sellers has full corporate power and authority to enter into this Agreement and to execute and perform its obligations hereunder.

b.	Neither the execution, delivery and performance by such Seller of this Agreement or any agreement entered into pursuant to this Agreement to which such Seller is or will become a party, nor the consummation by such Seller of any of the transactions contemplated hereunder or thereunder, will directly or indirectly (with or without notice or lapse of time):

i.	contravene, conflict with or result in a violation of: (i) any of the provisions of the charter documents of such Seller, if applicable; or (ii) any resolution adopted by the shareholders of such Seller, if applicable;

ii.	contravene, conflict with or result in a violation of any applicable Legal Requirements or any order, writ, injunction, judgment or decree to which such Seller is subject; or

iii.	contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Contract to which such Seller is a party or by which such Seller is bound.

Such Seller is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (x) the execution, delivery or performance by such Seller of this Agreement or any agreement entered into pursuant to this Agreement to which such Seller is or will become a party; or (y) the consummation by such Seller of any of the transactions contemplated by this Agreement or the agreements entered into pursuant to this Agreement to which it is or will become a party.

8.3	Capacity

Each Seller has the capacity to comply with and perform all of such Seller’s covenants and obligations under this Agreement and under each agreement entered into pursuant to this Agreement to which such Seller is or will be a party. No Seller has, at any time: (a) made a general assignment for the benefit of creditors; (b) filed, or had filed against such Seller, any bankruptcy petition or similar filing; (c) suffered the attachment or other judicial seizure of all or a substantial portion of such Seller’s assets; (d) admitted in writing such Seller’s inability to pay such Seller’s debts as they become due; (e) been convicted of, or pleaded guilty to, any felony; or (f) taken or been the subject of any action that may have an adverse effect on such Seller’s ability to comply with or perform any of such Seller’s covenants or other obligations under this Agreement and under each agreement entered into pursuant to this Agreement to which such Seller is or will be a party. There is no Legal Proceeding pending (rechtshängige) with respect to a Seller, and no Person has threatened to commence any Legal Proceeding against a Seller in writing, and there is no order, writ, injunction, judgment or decree to which any Seller is a party or is subject, that may have a material adverse effect on the ability of any Seller to comply with or perform any of such Seller’s covenants or other obligations under this Agreement and under each agreement entered into pursuant to this Agreement to which such Seller is or will be a party.

8.4	Investment Intent

Each Seller is acquiring the Stock Consideration solely for its own account and not with a view to, or intention of or in connection with any resale or distribution of such securities or any part thereof, or interest therein, in any transaction that would be in violation of the Securities Act of 1933, as amended (the “Securities Act”), or any other securities laws of the United States of America or any state thereof.

8.5	Status as Accredited Investor

Each Seller is an “accredited investor” (as that term is defined in Rule 501 of Regulation D under the Securities Act). Each Seller has such knowledge and experience in business and financial matters so that such Seller is capable of evaluating the merits and risks of an investment in the Common Stock, as applicable, being acquired hereunder. Such Seller understands the full nature and risk of an investment in such Common Stock. Such Seller acknowledges that such Seller is generally familiar with the business being conducted by Parent and has had an opportunity to ask questions concerning Parent and their business activities.

8.6	Illiquid Securities; Restriction on Resales

Each Seller acknowledges that the shares of Common Stock issued pursuant to this Agreement have not been and will not be registered under the Securities Act, the securities laws of any state of the United States or the securities laws of any other country, and that such securities may not be sold, transferred or otherwise disposed of without registration under the Securities Act or unless an exemption from registration is available. In the absence of an effective registration statement covering such shares, the Sellers acknowledge that they may sell, transfer or otherwise dispose of such securities only in a transaction for which an exemption from registration under the Securities Act is available. Each Seller further understands that there is no assurance that any exemption from registration under the Securities Act will be available or, if available, that such exemption will allow such Seller to dispose of or otherwise transfer any or all of the shares of Common Stock under the circumstances, in the amounts or at the times such Seller might propose. The Sellers understand and acknowledge that any book entries evidencing the shares of Common Stock to be issued or delivered pursuant to this Agreement shall bear Parent’s standard form of Securities Act restrictive legend, as well as legends describing any applicable contractual restrictions. The Sellers understand that each Seller may have to bear the economic risk of an investment in the shares of Common Stock to be received by each such Person pursuant to the transactions contemplated hereby for an indefinite period of time.

8.7	No Outside Reliance

Each Seller has not relied on and is not relying on any statement, representation or warranty concerning Parent or Purchaser or its business or prospects other than those expressly made in this Agreement.

9.	Representation and Warranties of Purchaser

Purchaser hereby represents and warrants to each Seller in the form of an independent guarantee (selbständiges, verschuldensunabhängiges Garantieversprechen pursuant to Section 311 of the German Civil code (BGB)), that the following statements are true and correct at the time of the execution of this Agreement and at the Closing Date unless explicitly provided otherwise hereinafter:

9.1	Corporate Existence

Purchaser is a limited liability corporation organized under the laws of Ireland having its principal executive offices located at with offices at Fitzwilliam Place Dublin 2, Suite LG1, Dublin, Ireland. Purchaser is duly organized and validly existing.

9.2	Authority; Consents

The Purchaser has the capacity to comply with and perform all of such Purchaser’s covenants and obligations under this Agreement and under each agreement entered into pursuant to this Agreement to which Purchaser is or will be a party. Purchaser has the right, power, and authority to execute this Agreement. The execution by Purchaser of this Agreement and the other agreements entered into pursuant to this Agreement to which it is or will become a party and the performance of its obligations hereunder and thereunder are within the corporate powers of Purchaser and have been duly authorized by all necessary corporate action on the part of Purchaser.

Neither the execution, delivery and performance by Purchaser of this Agreement or any agreement entered into pursuant to this Agreement to which it is or will become a party, nor the consummation by Purchaser of any of the transactions contemplated hereunder or thereunder, will directly or indirectly (with or without notice or lapse of time):

a.	contravene, conflict with or result in a violation of: (i) any of the provisions of the certificate of incorporation or bylaws of Purchaser; or (ii) any resolution adopted by the shareholders of Purchaser;

b.	contravene, conflict with or result in a violation of any applicable Legal Requirements or any order, writ, injunction, judgment or decree to which Purchaser is subject; or

c.	contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any material Contract to which Purchaser is a party or by which Purchaser is bound.

Purchaser is not and will not be required to make any filing with or give any notice to, or to obtain any Consent, including any Government Authorization, from, any Person in connection with: (x) the execution, delivery or performance by Purchaser of this Agreement or any agreement entered into pursuant to this Agreement to which it is or will become a party; or (y) the consummation by Purchaser of any of the transactions contemplated by this Agreement or the other agreements entered into pursuant to this Agreement to which it is or will become a party.

9.3	Binding Nature of Agreement

This Agreement and the other agreements entered into pursuant to this Agreement to which it is or will become a party, when executed by all Parties, constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with their terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

9.4	Parent Common Stock

The shares of Common Stock issued to the Sellers as Stock Consideration are validly issued, fully paid and nonassessable.

9.5	Financial Capability

As of the Closing Date, Purchaser will have sufficient immediately available funds or binding and unconditional and irrevocable financing commitments to pay the Purchase Price.

9.6	Finder’s Fees

Purchaser does not have any obligation or liability to pay any finder’s fees or commissions to any broker, finder or agent with respect to the transactions contemplated hereunder for which Sellers could become wholly or partly liable.

10. Consequences of a Breach

10.1	Rights of Purchaser

a.

Subject to the limitations set forth in Section 10.5, the funds in the Escrow Account shall be used to indemnify and hold harmless (freistellen) the Indemnitees from and against, and to compensate the Indemnitees for, all Damages suffered or incurred by any of the Indemnitees or to which the Indemnitees have otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of: (i) any breach of one or more of the Representations and Warranties of the Company contained in this Agreement; (ii) any breach of one or more of the covenants of the Sellers contained in this Agreement; or (iii) any matter specified in Schedule 10.1(a) of Reference Deed 2; provided, however, that once the funds in the Escrow Account are exhausted or if there are no sufficient funds in the Escrow Account (that are not subject to pending claims) to cover such Damages (for the avoidance of doubt: which arise from or as a result of any matter referred to in the preceding clauses “(i),” (ii)” or “(iii)”) the Sellers shall indemnify and hold harmless (freistellen) the Indemnitees from and against, and shall compensate the Indemnitees for such Damages with such compensation to be pro rata based upon the percentages set forth under “Escrow Percentage” (the “Participation Percentage”) in Schedule 2.2A, except that with respect to clause “(ii)” above, the breaching Seller’s obligation to indemnify, compensate and reimburse the Indemnitees shall not be limited to such Seller’s Participation Percentage of the Damages and the Indemnitees, at their sole discretion, may either recover part or all of the Damages from the Sellers based on their respective Participation Percentages of the Damages and/or recover part or all of the Damages from the breaching Seller (as long as the Indemnitees do not get recovery more than once for the same Damages).

b.	Each Seller shall indemnify and hold harmless (freistellen) the Indemnitees from and against, and shall compensate the Indemnitees for, all Damages suffered or incurred by any of the Indemnitees or to which the Indemnitees have otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of any breach of one or more of the Representations and Warranties or covenants of such Seller contained in this Agreement.

c.	Sections 249 to 254 German Civil Code (BGB) shall apply unless otherwise provided herein.

d.	Without limiting the foregoing, but subject to Section 10.5, in the event that a third party has a claim against any Indemnitee, whether due or not, which would not exist had a breach not occurred, the funds in the Escrow Account shall be used to indemnify and hold harmless (freistellen) the Indemnitees from and against such claim and to compensate the Indemnitees for all Damages suffered or incurred which they would not have suffered in the absence of such a claim; provided, however, that once the funds in the Escrow Account are exhausted or if there are no sufficient funds (that are not subject to pending claims) to cover such Damages the Sellers shall indemnify and hold harmless (freistellen) the Indemnitees from such claim and shall compensate the Indemnitees for all Damages suffered which they would not have suffered in the absence of such a claim.

10.2	Exclusion of Claims; Return to Status Quo Ante

Subject to Section 10.5(c) and to any mandatory Legal Requirements, in particular Section 123 and Section 276 para. 3 of the German Civil Code (BGB), and unless expressly provided in Section 10, the Representations and Warranties contained in this Agreement and the legal consequences of breaches thereof set out in this Section 10 and in Section 11 shall be exhaustive and shall apply instead and to the exclusion of any and all remedies available to Purchaser under the law in the event of a breach of Representations and Warranties. For avoidance of doubt, the foregoing provisions of this Section 10.2 shall not, however, reduce, limit, supersede or otherwise affect any of the rights of Purchaser in the case of fraud, intentional or grossly negligent breach of Representations and Warranties of the Company or any Seller or breach of covenant or other obligation of any Seller set forth in this Agreement.

Purchaser’s rights under Section 12.10 to injunctive relief (einstweiliger Rechtsschutz) and specific performance (Erfüllungsanspruch), and rights under Sections 11 and 12 of this Agreement shall remain unaffected. For the avoidance of doubt, the foregoing claim for indemnification shall not include the right of the Purchaser to withdraw (zurücktreten) from this Agreement by demanding to be put in a position it would have been in had the statement been accurate (Schadensersatz statt der Leistung).

10.3	Notice of Claim

If Purchaser, Parent or any other Indemnitee has or claims in good faith to have incurred or suffered Damages for which it is or may be entitled to indemnification, compensation or reimbursement under Section 10 of this Agreement, Purchaser or Parent may deliver a notice of claim (a “Notice of Claim”) to: (x) if such claim is based on the breaches of the Representations and Warranties of the Company in Section 7 or Section 11, Sellers’ Agent and the Escrow Agent, or (y) if such claim is based on a breach of a Representation or Warranty made by a Seller in Section 8, the applicable Seller. For the avoidance of doubt, any breach of such obligation shall not preclude Purchaser from claims hereunder. Section 377 of the German Commercial Code (HGB) shall not apply.

10.4	Fault; Purchaser’s Knowledge

The Indemnitees’ claims under Section 10 or the other sections of this Agreement shall exist independently of any fault on the part of Sellers; Section 280 para. 1 second sentence of the German Civil Code (BGB) shall not apply. The rights and remedies of the Indemnitees under Section 10 and the other sections of this Agreement shall not be affected by any information furnished to or any investigation made by them, nor by any update or purported update to the Schedules to this Agreement, nor their having knowledge of any defects, nor by them not having knowledge thereof due to any negligence on their part. Section 442 of the German Civil Code (BGB) shall not apply. In the event that Sellers or the Company disclose to Purchaser prior to the Closing any actual or potential breach, such disclosure by Sellers shall not affect the remedies that Purchaser or any of the other Indemnitees is entitled to under this Agreement, under any Legal Requirement or otherwise. Notwithstanding the foregoing, each of the representations and warranties of the Company set forth in each of the subsections of Section 7 shall be qualified and limited by the information included in the corresponding subsection of the Schedules attached hereto and any other subsection of Schedule 7 to the extent it is clearly apparent from the reading of such other subsection of Schedule 7 (without any other information available to the reader) that it is applicable to such representation or warranty. For the avoidance of doubt, it is hereby clarified that a representation or warranty being “qualified and limited” by certain information means that the representation or warranty shall not be deemed to have been breached due to the occurrence of such information and the Sellers shall have no obligation to indemnify the Indemnitees as a result of the occurrence of such information solely pursuant to Section 10.1(a)(i), but the Sellers’ obligations to indemnify the Indemnitees pursuant to all other sections shall remain intact. In particular and without limiting the generality of the foregoing sentence, the Sellers’ obligation to indemnify the Indemnitees pursuant to Section 10.1(a)(iii) or Schedule 10.1(a) of Reference Deed 2 shall remain intact and the Sellers will be obligated to indemnify the Indemnitees pursuant to Section 10.1(a)(iii) and for all matters listed in Schedule 10.1(a) of Reference Deed 2 even if such matters were clearly disclosed on the Schedules.

10.5	Minimum and Maximum Liability Amounts

a.	The Escrow Account shall not be available for indemnification payment for any Damages suffered or incurred by any of the Indemnitees, or to which the Indemnitees have otherwise become subject, to the extent such Damages are accounted for in a specific reserve set forth in the financials used to calculate the Final Working Capital.

b.

Subject to clause “(e)” below, the Escrow Account shall not be available for indemnification payment for breaches of Representations and Warranties contained in Section 7, other than the Specified Representations, until such time as the aggregate amount of Damages (whenever suffered and whether arising from a single breach or from multiple breaches of different Representations and Warranties) exceeds an amount of $50,000 (the “Threshold”). At such time as the aggregate amount of such Damages exceeds the Threshold, then the Indemnitees shall be entitled to be indemnified against and compensated and reimbursed for the full amount of such Damages (and not merely the portion of such Damages exceeding the Threshold) in accordance with Section 10.1.

c.	Subject to clause “(f)” below, the maximum liability that a Seller may have with respect to indemnification pursuant to this Agreement shall not exceed the proceeds received by such Seller pursuant to this Agreement and the Escrow Agreement (including in such Seller’s capacity as owner of Shares, holder of Stock Appreciation Rights, as a bonus or otherwise); provided, however, that the maximum liability that a Seller may have with respect to indemnification of matters giving rise to an inaccuracy or breach of Section 7.18 of this Agreement shall not exceed the aggregate of the funds available in the Escrow Account and the funds actually received by such Seller from the Escrow Account.

d.	Subject to clause “(e)” below, the funds available in the Escrow Account shall be the sole recourse available to the Indemnitees with respect to breaches of Representations and Warranties contained in Section 7 unless provided otherwise in this Section 10.5.

e.

The limitations set forth in Sections 10.5(b) and 10.5(d) shall not apply in case of breaches of any of the Specified Representations (other than Section 7.18 pursuant to Section 10.5(c) above), in which case, the Escrow Account shall be used to, or at the election of Purchaser, the Sellers will, indemnify, hold harmless and compensate the Indemnitees from and against all Damages suffered by the Indemnitees which they would not have suffered if breaches of any of the Specified Representations had not occurred. For the avoidance of doubt, it is also understood that the limitations contained in Section 10.5(b) and 10.5(d) shall not apply to any of the following: (i) breaches of Representations and Warranties of any Seller contained in Section 8 in which case the particular Seller will indemnify, hold harmless and compensate the Indemnitees from and against all Damages suffered by the Indemnitees which they would not have suffered if such breaches had not occurred; (ii) breaches of covenants or obligations of any Seller, in which case the Escrow Account shall be used to, or at the election of Purchaser, the Sellers will indemnify, hold harmless and compensate the Indemnitees from and against all Damages suffered by the Indemnitees which they would not have suffered if such breaches had not occurred; (iii) breaches of Representations and Warranties contained in Section 11.1, in which case the Escrow Account shall be used to, or at the election of Purchaser, the Sellers will indemnify, hold harmless and compensate the Indemnitees from and against all Damages suffered by the Indemnitees which they would not have suffered if such breaches had not occurred; or (iv) the matters specified in Section 10.1(a)(iii), in which case the Escrow Account shall be used to, and if no funds (free of pending claims) are available in the Escrow Account, then the Sellers will indemnify, hold harmless and compensate the Indemnitees from and against all Damages suffered by the Indemnitees which they would not have suffered if the matters specified in Section 10.1(a)(iii) had not occurred.

f.	Notwithstanding anything to the contrary in this Agreement, the limitation on liability set forth in this Agreement shall not apply in the case of fraud, intentional or grossly negligent breaches of Representations and Warranties or covenants, in which case, the Escrow Account shall be used to, or at the election of Purchaser, the Sellers will, indemnify, hold harmless and compensate the Indemnitees from and against all Damages suffered by the Indemnitees which they would not have suffered if the fraud, intentional or grossly negligent breaches of Representations and Warranties or covenants had not occurred.

10.6	Liability of Sellers; Recourse of Indemnitees

a.

Subject to the limitations set forth in this Section 10, Purchaser shall first make claims for breaches pursuant to Section 10 other than claims for breaches of: (i) the covenants or other obligations of the Company or any Seller contained in this Agreement; (ii) the Representations and Warranties given by any Seller pursuant to Section 8 of this Agreement; or (iii) the Specified Representations, against the Escrow Account, provided that at the time of making such claim, the amount of Damages claimed by the Indemnitees to be owing with respect to such claim does not exceed the portion of the Escrow Amount that is not subject to a prior indemnification claim and that is available for such claim. In the event that an Indemnitee is entitled to make claims directly against the Sellers for amounts in excess of the Escrow Amount, the liability of the Sellers under this Section 10 or Section 11 shall be pro rata based upon the Participation Percentage in Schedule 2.2A except with respect to indemnification obligations pursuant to 10.1(a)(ii), in which the breaching Seller’s obligation to indemnify, compensate and reimburse the Indemnitees shall not be limited to such Seller’s Participation Percentage of the Damages and the Indemnitees, at their sole discretion, may either recover part or all of the Damages from the Sellers based on their respective Participation Percentages of the Damages and/or recover part or all of the Damages from the breaching Seller. It is hereby agreed that if an Indemnitee is entitled to obtain Damages from any Seller (but not from all Sellers) pursuant to this Agreement, such Indemnitee will be entitled to recover such Damages from such Seller’s portion of the Escrow Account (if any) and such Seller’s interest in the Escrow Account shall be decreased appropriately.

b.	Each Seller shall be severally, and not jointly, liable for breaches of such Seller’s Representations and Warranties contained in Section 8. Purchaser shall make claims for breaches of Representations and Warranties contained in Section 8 directly against the breaching Seller or Sellers.

10.7	Third Party Claims

a.	Without limiting Purchaser’s obligations under this Agreement, the Company shall, to the extent legally possible, inform Sellers’ Agent in writing promptly about any and all Legal Proceedings filed or taken against any Indemnitee for which Sellers might become liable hereunder (“Third Party Claim”).

b.	Purchaser and the Company shall be in control of the defense against any Third Party Claim at the expense of Sellers. Purchaser shall keep Sellers’ Agent reasonably informed as to the status of Third Party Claims. Purchaser shall have the right to settle, adjust or compromise Third Party Claims; provided, however, that if Purchaser settles, adjusts or compromises any Third Party Claims without the consent of Sellers’ Agent, such settlement, adjustment or compromise shall not be conclusive evidence of the amount of Damages incurred by Purchaser in connection with such Third Party Claims (it being understood that if Purchaser requests that Sellers’ Agent consent to a settlement, adjustment or compromise, Sellers’ Agent shall not unreasonably withhold or delay such consent).

10.8	Time Limitations of Breach of Representations and Warranties Contained in Section 7

a.

Any claims of Purchaser or the other Indemnitees for breach of Representations and Warranties contained in Section 7 shall become time-barred 24 months after the Closing Date; provided, however, that the foregoing time limitation shall not apply: (i) in the case of fraud or intentional or grossly negligent breaches of Representations and Warranties; or (ii) to breaches of Specified Representations, which (in each case of clauses “(i)” and “(ii)”) shall become statute-barred after the expiration of the applicable statutes of limitation. For the avoidance of doubt, it is also understood that the limitations contained in this Section 10.8 shall not apply to breaches of covenant or obligation of any Seller, breaches of Representations and Warranties contained in Section 8 or breaches of Representations and Warranties contained in Section 11.1.

b.	Any claims of Purchaser or the other Indemnitees for breach of the Specified Representations or the Representations and Warranties contained in Section 8 shall become time-barred seven years after the Closing Date;

c.	The expiry period for claims made under Section 10 hereof shall be suspended (gehemmt) by delivery of a claim notice pursuant to Section 10.3. The statutory provisions on interruptions and suspensions shall remain unaffected. Section 202 para. 2 of the German Civil Code (BGB) shall in any event remain unaffected.

10.9 No Double Compensation

For the avoidance of doubt nothing in this Agreement shall obligate Sellers to compensate the Company, Purchaser or other Indemnitees for any Damage more than once.

11.	Tax Representations and Indemnification

11.1	Tax Representations Relating to Tax

The Company hereby represents and warrants to Purchaser in the form of an independent guarantee (selbständiges, verschuldensunabhängiges Garantieversprechen pursuant to Section 311 subsection 1 of the German Civil Code (BGB)), that the following statements are true and correct at the time of the Closing Date unless explicitly provided otherwise hereinafter. The Parties agree that the following statements shall not be deemed guarantees for the condition of object (Beschaffenheitsgarantien) pursuant to Sections 443 and 444 of the German Civil Code (BGB):

a.	No payments from or other transactions by any Acquired Company have been made or are being made by entering into this Agreement or until Closing to or with any Seller or any Person deemed to be related with any Seller within the meaning of section 15 German Tax Code (AO) or any Seller Affiliate which could be regarded as hidden distribution of profit (verdeckte Gewinnausschüttung). The Sellers and any Person deemed to be related with any Seller within the meaning of section 15 German Tax Code (AO) or any Seller Affiliate have not received any payments or other considerations which have not been at arm’s length.

b.	Each of the Acquired Companies has filed on a timely basis all Tax returns (Steuererklärungen) required to be filed for all periods prior to or on the date of this Agreement pursuant to applicable Legal Requirements and consistent with the Tax Authorities’ decrees, guidance and other publications. All such Tax returns were correct, true and complete in all respects. The Acquired Companies have paid or made appropriate provisions in the Interim Management Accounts for all Taxes that have become due and an appropriate provision for accrual of Taxes relating to the period prior to Closing which have not become due, including any Taxes with respect to any constructive dividend created on or prior to Closing. None of the Acquired Companies have been granted any extension of time for the filing of any Tax return and there are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Acquired Companies. No claim has been made by a Tax Authority of a jurisdiction where an Acquired Company does not file Tax returns which states that such Acquired Company is or may be subject to taxation in that jurisdiction.

c.	Each of the Acquired Companies has withheld and paid all Taxes required to be withheld and paid by such Acquired Company in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any third Person. All of the Acquired Companies have complied with all information reporting and record keeping requirements under all applicable Legal Requirements, including retention and maintenance of required records with respect thereto, and all records kept by the Acquired Companies in compliance with such Legal Requirements are available for inspection at the premises of the Company.

d.	Each of the Acquired Companies has paid or duly reserved for all Taxes arising out of or in connection with any corporate and tax restructurings having been affected or initiated prior to the Closing Date.

e.	No tax audits have been made at or ordered for any of the Acquired Companies. None of the Acquired Companies is subject to tax-related administrative Legal Proceedings.

f.

None of the Acquired Companies is liable for any obligation to Tax which is the primary obligation of another Person pursuant to, but not limited to, Section 75 of the German General Tax Act (Abgabenordnung) or other Legal Requirements or contractual obligations. There are no circumstances by reason of which any of the Acquired Companies is or might be likely to become liable for any such Tax. None of the

Acquired Companies have been a member of any affiliated group for Tax purposes (other than a group the common parent of which is the Company), or has any liability for Taxes of any Person (other than the Company and each Subsidiary of the Company) as a transferee or successor, by contract or otherwise. None of the Acquired Companies is a party to, is bound by or has any obligation under any Tax sharing agreement, Tax indemnification, or Tax allocation agreement or similar agreement, contract or arrangement, and none of the Acquired Companies has any potential liability or obligation with respect to Taxes of any Person (other than the Company or any Company Subsidiary) as a result of, or pursuant to, any such agreement, contract, arrangement or otherwise.

g.	The amount of Taxes chargeable to the Acquired Companies has not been reduced to any material extent by any concession, agreement or other formal or informal arrangement with any Tax Authority (not being a concession, agreement or arrangement available to Acquired Companies in general). The Acquired Companies have delivered or made available to Purchaser complete and accurate copies of (i) all audit reports, letter rulings, technical advice memoranda and similar documents issued by a Tax Authority relating to Taxes of the Acquired Companies and any documents submitted in connection therewith; (ii) all closing agreements entered into by the Acquired Companies with any Tax Authority, in each case, existing on the date hereof; and (iii) copies of any correspondence to any Tax Authority. All Tax deficiencies that have been claimed, proposed, assessed or asserted against the Company or any Company Subsidiary have been fully paid or finally settled, and no issue has been raised in any examination by any Tax Authority that could reasonably be expected to result in the proposal or assertion of a Tax deficiency for another year not so examined.

h.	No transactions or arrangements involving any of the Acquired Companies have taken place or are in existence, which are such that any provision relating to transfer pricing might be invoked by a Tax Authority, for Germany pursuant to Section 1 Foreign Tax Act (Außensteuergesetz). All related party transactions involving the Acquired Companies are at arm’s length in compliance with all applicable Legal Requirements. None of the Acquired Companies are a party to (i) any gain recognition agreement within the meaning of Section 367 of the Code or (ii) any cost-sharing agreement or similar arrangement within the meaning of Treasury Regulation Section 1.482-7. The Acquired Companies have maintained in all respects all necessary documentation in connection with related party transactions in accordance with the requirements of applicable Legal Requirement.

i.	All stamp and similar Taxes, if any, have been duly paid in respect of all transactions carried out by Sellers with relation to the Seller Shares.

j.	None of the Acquired Companies has been involved or will be involved until Closing in any reorganisation that could lead to blocking periods or any other restrictions including the restrictions described in the former section 8b (4) KStG, in sections 6 (5), 16 (3), 50c EStG as well as in sections 15 (2), 22, former sections 21 (2) and 26 of the Transformation Tax Act (Umwandlungsteuergesetz).

k.	All fiscal unities or tax consolidation schemes entered into by any of the Acquired Companies will be recognised and accepted for all tax purposes as declared in all Tax returns filed with any Governmental Body by, on behalf of, or with respect to, such Acquired Company for the relevant period.

l.	None of the Acquired Companies is bound by any domination or profit and loss pooling agreements (Beherrschungs- oder Gewinnabführungsvertrag).

m.	None of the Acquired Companies maintains a permanent establishment or a similar taxable presence in any other jurisdiction in the sense of any of the applicable Tax laws except as set forth in Schedule 11.1(m).

n.	The losses, interest and EBITDA carried forward for corporation tax (Körperschaftsteuer) and trade tax (Gewerbesteuer) of the Acquired Companies before Closing Date and in particular before conversion of the Convertible Notes are set forth in Schedule 11.1(n)(i). The amounts of any net operating losses and credit carryovers under any applicable Tax Legal Requirements available before Closing Date and in particular before conversion of the Convertible Notes to the Acquired Companies, and their expiration dates, is set forth, on a company-by-company basis in Schedule 11.1(n)(ii). None of the net operating loss, interest carried forward, EBITDA carried forward and credit carryovers of any Acquired Companies are subject to any limitations under any applicable Tax Legal Requirements that would restrict their utilization in any manner, except with respect to the Convertible Note Waiver or resulting from change of control upon execution of this Agreement.

o.	Each of the Acquired Companies has a corporation tax credit (Körperschaftsteuerguthaben) within the meaning of section 37 (1) sent. 1 KStG, an amount of untaxed profits which may result in additional corporation tax (Körperschaftsteuererhöhung) within the meaning of section 38 (1) sent. 1 KStG and an amount of capital reserves for tax purposes (steuerliches Einlagenkonto) within the meaning of section 27 (1) sent. 1 KStG as of the Interim Balance Sheet Date as set out in Schedule 11.1(o).

p.	Schedule 11.1(p) sets forth, on a company-by-company basis (i) all elections with respect to Taxes made by the Acquired Companies and (ii) all national, federal, state and local jurisdictions in which the Acquired Companies are or have been subject to Tax and each type of Tax payable in such jurisdiction during the taxable years through December 31, 2011.

q.	There are no liens or Encumbrances for Taxes upon any property or assets of the Acquired Companies, except for statutory liens or Encumbrances for Taxes accruing but not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with German GAAP.

r.	No power of attorney has been granted by or with respect to the Acquired Companies with respect to any matter relating to Taxes.

s.	Other than any Tax returns that have not yet been required to be filed, the Acquired Companies have made available to Purchaser true, correct and complete copies of all Tax returns for the Acquired Companies for any jurisdiction for each of the taxable periods ended: (i) with respect to Acquired Companies incorporated in Germany: December 31, 2008 through December 31, 2010; (ii) with respect to Acquired Companies incorporated in United Kingdom: December 31, 2009 and December 31, 2010; and (iii) with respect to Acquired Companies incorporated in France or Spain: none. At each of the Acquired Companies all the respective documents and records required to be kept for Tax purposes, in particular but not limited to Sections 90, 146 or 147 of the German General Tax Act (Abgabenordnung) or Section 1 of the German Foreign Tax Act (Außensteuergesetz) or other similar Legal Requirements, is readily available at the respective business premises upon Closing.

t.	None of the Acquired Companies has made an election to be treated as a United States corporation under Section 897(i) of the Code.

u.	None of the Acquired Companies has any liability with respect to Taxes relating to the operation of the Acquired Companies prior to the date of the Interim Management Accounts in excess of the amounts that are accrued with respect thereto and are reflected in the Interim Management Accounts, and since the date of the Interim Management Accounts, none of the Acquired Companies has incurred any liability for Taxes, except with respect to operations in the ordinary course of business after the date of the Interim Management Accounts.

v.	None of the Acquired Companies has (i) made any change in accounting methods, principles, policies, procedures or practices, or entered into an agreement with respect thereto, except as required by German GAAP, (ii) overstated any Tax receivable or understated any Tax liability shown in the Financial Statements, (iii) depreciated any of its assets for Tax purposes where a recapture of the Tax depreciation could occur in the future, (iv) received a ruling from any Tax Authority or (v) entered into any closing agreement with respect to any Tax year.

w.	Schedule 11.1(w) lists all tax holidays and similar tax benefits which have current applicability to the Acquired Companies. The Acquired Companies are currently in compliance with the requirements for all such tax holidays and similar tax benefits, and have been in compliance since such holiday or benefit was originally claimed by any applicable Acquired Company.

x.	None of the Acquired Companies are, or have ever been, treated as a “controlled foreign corporation” as defined in Section 957 of the Code.

y.	None of the Acquired Companies has ever filed an election on IRS Form 8832.

z.	None of the Acquired Companies are (i) treated as a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code and (ii) subject to U.S. federal income tax under any provision of the Code other than U.S. withholding taxes.

aa.	None of the Acquired Companies are required to recognize any income for tax purposes, or exclude any item of deduction from taxable income, after the Closing Date as a result of any transaction that occurred prior to the Closing Date.

bb.	No transactions or arrangements involving any of the Acquired Companies have taken place or are in existence which are such that any provision relating to transfer pricing might be invoked by a German Tax Authority pursuant to Section 1 Foreign Tax Act (Außensteuergesetz) or any other Tax Authority. All related party transactions involving the Acquired Companies are at arm’s length in compliance with all applicable Legal Requirements as interpreted by the Tax Authorities. The Acquired Companies have maintained in all respects all necessary documentation in connection with related party transactions in accordance with the requirements of applicable Legal Requirement as interpreted by the Tax Authorities.

11.2	Tax Indemnity

Subject to the provisions of this Section 11 the Escrow Account shall be used to, or at the election of Purchaser, the Sellers shall, indemnify and hold harmless (freistellen) Purchaser, and/or at Purchaser’s election the Acquired Companies from and against any and all Damages resulting from or related to: (a) any breach of a Representation and Warranty of the Company contained in Section 11.1, in particular but not limited to any withholding taxes which arise from any breaches thereof; (b) any breach of the covenants contained in Section 11; (c) any liability for Taxes or any claim by any third party alleging or involving liability for Taxes of the Acquired Companies or with respect to the assets of the Acquired Companies for or caused in any taxable year or period that ends on or before the Closing Date and with respect to or caused in any Straddle Tax Period, any Pre-Closing Date Straddle Tax Period (except to the extent such liability was taken into account in the Working Capital Estimate); (d) any Taxes imposed upon any Acquired Company with respect to the Option Settlement Agreements or the Stock Appreciation Rights, including any Tax imposed with respect to release and settlement of any Stock Appreciation Rights or with respect to the payment, discharge or other extinguishment of the Convertible Notes (except to the extent such liability was taken into account in the Working Capital Estimate); (e) any Taxes described in Sections 4.5 (including any withholding Taxes due on amounts payable pursuant to this Agreement, regardless of which Person is the payor), Section 4.6, or Taxes for which Sellers are responsible pursuant to Section 4.7 of this Agreement, (f) any Taxes imposed on the SVB Pay-off Payment and (g) any Taxes on and/or any payment of (or a failure to pay) any amounts payable pursuant to this Agreement (regardless of which Person is the payor) that are treated under applicable Legal Requirements as compensatory, in each of the foregoing cases by paying an amount equal to the Damages to Purchaser or, at Purchaser’s election, to the respective Acquired Companies. The payment obligation pursuant to this Section 11.2 for Taxes shall become due five days prior to the date on which Purchaser or the Acquired Companies have to pay the respective Taxes and the amount of all other payments due pursuant to this Section 11.2 shall become due five days after written demand from Purchaser is delivered to Sellers’ Agent. Purchaser may, at its election, claim any amounts due pursuant to this Section 11 from the Escrow Account and the Sellers’ Agent shall execute joint written notice to the Escrow Agent instructing the Escrow Agent to release such Damages to Purchaser. For the avoidance of doubt, for the purpose of this Section 11, any Tax shall also be attributable to a period ending before the Closing Date, if such Tax relates to incorrect Tax balance sheets for periods starting prior to the Closing Date which have been corrected (Bilanzberichtung) with effect to Tax periods ending after the Closing Date due to expiration of the statute of limitation. The Escrow Account shall not be available for indemnification payment for any Damages suffered or incurred by any of the Indemnitees, or to which the Indemnitees have otherwise become subject, to the extent such Damages are accounted for in a specific reserve set forth in the financials used to calculate the Acquired Companies Working Capital.

11.3	Straddle Tax Period and Tax Returns

a.	With respect to Taxes (the “Straddle Taxes”) payable for a period which begins prior to the Closing Date and which ends after such date (the “Straddle Tax Period”), such Straddle Taxes shall be allocated between the part of the Straddle Tax Period that begins at the beginning of the first day of the Straddle Tax Period and ends at the Closing Date (“Pre-Closing Date Straddle Tax Period”) and the part of the Straddle Tax Period that begins at the beginning of the day following the Closing Date and ending at the end of the last day of the Straddle Tax Period (“Post-Closing Date Straddle Period”). The amount of Tax attributable to the Pre-Closing Date Straddle Tax Period shall be the amount of Tax to which the Acquired Companies would be liable if the Pre-Closing Date Straddle Tax Period were a separate taxation period. To the extent Purchaser reasonably determines that any Tax is not susceptible to allocation in accordance with the foregoing (including without limitation year end valuation effects), it shall be allocated on a pro rata temporis basis.

b.

Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax returns for the Acquired Companies for any taxable year or period that ends on or before the Closing Date that are due (including extensions) after the Closing Date and for any Straddle Tax Period. Purchaser shall (i) submit such Tax returns to Sellers’ Agent for review and comment at least ten Business Days prior to their filing; and (ii) make any timely comments requested by Sellers’ Agent in good faith, provided such comments are (A) consistent with past practice and applicable Legal Requirement; and (B) could not reasonably be expected to materially adversely impact any of the Acquired Companies or Purchaser (or any Affiliate) in each case, as reasonably determined in reasonable discretion of the Purchaser.

11.4 Tax Assessments and Tax Audits

Purchaser shall procure that Sellers’ Agent is informed within 20 Business Days after the initiation by a Tax Authority of any tax assessments (Steuerbescheide) or tax audits (Betriebsprüfungen) which may give rise to a claim of Purchaser under Section 11.2 (“Tax Claims”); provided, however, that a failure by Purchaser to provide notice of a Tax Claim within such 20 Business Days period shall not entitle the Sellers to reduce the amount of the liability required to be paid pursuant to Section 11.2 unless such failure results in a material detriment to the Sellers, in which case the amount the Sellers are required to pay with respect to such liability shall only be reduced by the amount of such detriment. Purchaser shall procure that Sellers’ Agent is provided with all relevant documents and other information reasonably requested by Sellers’ Agent to evaluate the Tax Claims and the potential liability of Sellers in connection therewith. Purchaser and Sellers’ Agent may each participate in a Tax Claim, at their own expense, and the Tax Claim shall be controlled by Purchaser; provided, however, that Purchaser (a) shall not settle such Tax Claim without the consent of Sellers’ Agent, which consent shall not be unreasonably withheld; and (b) shall keep Sellers’ Agent timely informed with respect to the commencement, status and nature of any such Tax Claim.

11.5	Cooperation

Purchaser and Sellers’ Agent shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax returns and any audit, examination, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding. Each of Purchaser and Sellers’ Agent agrees, upon request of the other Party, to use its reasonable best efforts to obtain any certificate or other document from any Tax Authority as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereunder).

11.6 Dispute Resolution

Any dispute, controversy, or claim between Purchaser, on the one hand, and Sellers’ Agent, on the other hand, arising out of or relating to the provisions of this Agreement that relates to Taxes or any Tax returns that cannot be resolved by negotiations between Purchaser and Sellers’ Agent shall be submitted to a senior tax partner in a mutually agreeable internationally recognized accounting firm for resolution (“Tax Arbitrator”). The resolution reached by the Tax Arbitrator shall be binding on the Acquired Companies, Sellers’ Agent, the Sellers, Purchaser and their respective Affiliates, and may be entered and enforced in any court having jurisdiction. The expenses of the Tax Arbitrator shall be borne by Purchaser and the Sellers in such proportions as the Tax Arbitrator considers to be fair and reasonable in all circumstances to resolve the dispute.

11.7	Limitations

Any claims of Purchaser under Section 11.2 shall be time-barred after the later of (a) the end of the applicable statute of limitations in accordance with the German General Tax Code (Abgabenordung); or (b) three months after the ultimate final and binding assessment (letzte und endgültige bestandskräftige Festsetzung) of the relevant Tax became final and non appealable. Notwithstanding anything to the contrary herein, the limitations on Purchaser’s rights to indemnification set forth in Section 10 shall not apply to this Section 11. If there is any conflict between the provisions of Section 11 and another provision of this Agreement, Section 11 shall apply. For the avoidance of doubt nothing in this Agreement shall obligate Sellers to compensate the Company, Purchaser or other Indemnitees for any Damage more than once.

11.8	338 Election

For U.S. tax purposes, the transactions contemplated by this Agreement are intended to qualify as a “qualified stock purchase” within the meaning of Section 338(d) of the Code (and any similar provisions of state, local or other applicable law) and none of the Sellers (or their Affiliates) will take a contrary position on any Tax return. The Purchaser and its Affiliates may, at the Purchaser’s sole discretion, make an election pursuant to Section 338 of the Code (and any similar provisions of state, local or other applicable law) with respect to the acquisition of the Acquired Companies. If required, Sellers and Sellers’ Agent will provide reasonable cooperation with the making of such elections.

12. Miscellaneous

12.1 Release

Each Seller irrevocably, unconditionally and completely releases each of Parent, Purchaser, the Acquired Companies, the Affiliates of Parent, the Affiliates of Purchaser and the Acquired Companies and their respective successors and assigns and representatives (together the “Releasees”) from any claim, and relinquishes each and every claim that such Seller may have had in the past, may now have or may have in the future against any of the Releasees, relating to: (a) any contracts entered into by such Seller at any time up to and including the date of this Agreement; and (b) any events, matters, omissions or conduct, occurring or existing at any time up to and including the date of this Agreement, including any claim: (i) to the effect that such Seller is or may be entitled to any equity, compensation or benefits from any of the Acquired Companies (other than for employment compensation for the current payroll period and employment benefits provided by an Acquired Company to its employees or pursuant to an employment Contract which has been provided to Purchaser); or (ii) otherwise arising out of or connected with such Seller’s employment or other relationship with any of the Acquired Companies; provided, however, that such Seller is not releasing such Seller’s rights, if any, under this Agreement or under any other agreements entered into pursuant to this Agreement.

12.2	Sellers’ Agent

a.	Each Seller hereby irrevocably nominates, constitutes and appoints Michael Inhester under exemption from the restrictions set forth in section 181 of the German Civil Code (BGB) as the agent and true and lawful attorney in fact of Sellers (the “Sellers’ Agent”), with full power of substitution, to act in the name, place and stead of Sellers for purposes of executing any documents and taking any actions that Sellers’ Agent may, in his sole discretion, determine to be necessary, desirable or appropriate in connection with this Agreement or the Escrow Agreement. Michael Inhester hereby accepts his appointment as Sellers’ Agent.

b.

Each Seller hereby grants to Sellers’ Agent full authority to execute, deliver, acknowledge, certify and file on behalf of Sellers (in the name of any or all of Sellers or otherwise) any and all documents that Sellers’ Agent may, in his sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as Sellers’ Agent may, in his sole discretion, determine to be appropriate, in performing his duties as contemplated by Section 12.2(a). Notwithstanding anything to the contrary contained in this Agreement, the Purchaser shall be entitled to: (i) deal exclusively with Sellers’ Agent on all matters relating to this Agreement or the Escrow Agreement; and (ii) rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Seller by Sellers’ Agent, and on any other action taken or purported to be taken on behalf of any Seller by Sellers’ Agent, as fully binding upon such Seller.

c.	Sellers recognize and intend that the power of attorney granted in Section 12.2(a): (i) is coupled with an interest and is irrevocable; (ii) may be delegated by Sellers’ Agent; and (iii) shall survive the death or incapacity of Sellers.

d.	If Sellers’ Agent shall die, become disabled, resign or otherwise be unable to fulfill his responsibilities hereunder, Sellers holding a majority of the Seller Shares as determined on the basis of the shareholding of all Sellers at the date of this Agreement (herein the “Majority of Sellers”) shall, within thirty days after such death, disability or resignation, appoint a successor to Sellers’ Agent and immediately thereafter notify Purchaser of the identity of such successor. If the Sellers do not appoint a successor Sellers’ Agent within such thirty days, Purchaser in its sole discretion shall appoint a Sellers’ Agent and shall notify the Sellers of such appointment. Any such successor shall succeed Sellers’ Agent as Sellers’ Agent hereunder. If for any reason there is no Sellers’ Agent at any time, all references herein to Sellers’ Agent shall be deemed to refer to Sellers. The Sellers’ Agent may resign as the Sellers’ Agent at any time by providing written notice of intent to resign to each Seller and Purchaser, which resignation shall be effective upon the earlier of (i) thirty (30) calendar days following delivery of such written notice and (ii) the appointment of a successor by Majority of Sellers.

e.	The Sellers’ Agent shall not be liable to any of the Sellers for any act done or omitted hereunder as Sellers’ Agent while acting in good faith. The Sellers’ Agent shall only have the duties expressly stated in this Agreement and shall have no other duty, express or implied. The Sellers’ Agent may engage attorneys, accountants and other professionals and experts. The Sellers’ Agent may in good faith rely conclusively upon information, reports, statements and opinions prepared or presented by such professionals, and as between the Sellers’ Agent and the Sellers, any action taken by the Sellers’ Agent based on such reliance shall be deemed conclusively to have been taken in good faith.

f.	All expenses incurred by Sellers’ Agent in connection with the performance of his duties as Sellers’ Agent shall be borne and paid exclusively by Sellers.

12.3	Performance by Purchaser; Parent Guarantee

Parent shall cause Purchaser to timely perform and fulfill its obligations under this Agreement and shall perform the obligations of Purchaser if it is unable to, or does not, promptly perform its respective obligations under this Agreement. Parent hereby irrevocably guarantees the full, complete and timely performance by the Purchaser of each and every obligations of Purchaser under this Agreement, including the payment of all present and future amounts. If any default shall be made by Purchaser in performance of any such obligations, then Parent shall perform or cause to be performed such obligation promptly following notice from Sellers’ Agent specifying the default. Sellers may proceed to enforce their rights against Parent from time to time contemporaneously with or after any enforcement against Purchaser. Parent shall be entitled to assert any and all defenses to any obligation under this Agreement that would be available to Purchaser in any action commenced by Sellers to enforce this Agreement or that would be available to Parent if Parent were the purchasing entity under this Agreement instead of the Purchaser.

12.4	Co-operation

The Parties agree to co-operate fully after the signing of this Agreement in order to consummate all the transactions intended by or envisaged in this Agreement.

12.5	Assignment

Neither this Agreement nor any part hereof shall be assignable; provided, however, that Purchaser shall be entitled to assign and transfer to a company affiliated with Purchaser within the meaning of Sections 15 et seqq. German Stock Corporation Act (Aktiengesetz) individual or all rights and obligations under or in connection with this Agreement. Sellers hereby grant their irrevocable consent to such assignments and transfers.

12.6	No Third Party Rights

This Agreement shall not grant any rights to, and is not intended to operate for the benefit of, third parties.

12.7	Confidentiality

a.	From and after the date of this Agreement, Sellers shall hold in strict confidence and shall not disclose to any third party or use (and Seller shall cause all Seller Affiliates (and all representatives of Seller and Seller Affiliates) to hold in strict confidence and not to disclose to any third party or use) any information with respect to the Acquired Companies, the Shares, this Agreement or the transactions contemplated hereby and thereby (“Confidential Information”).

b.	Notwithstanding the foregoing, Sellers may disclose Confidential Information as follows:

i.	Sellers may disclose Confidential Information (i) if compelled to disclose the same by judicial or administrative process or by other Legal Requirements (but subject to the following provisions of this Section 12.7(b)), (ii) if the same hereafter is in the public domain through no fault of any Seller or any Affiliate or representative of any Seller, or (iii) if the same is later acquired by Sellers from another source that is not under an obligation to another Person to keep such information confidential. If any Seller or any Affiliate or representative of any Seller is requested or required (by oral questions, interrogatories, requests for information of documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any such information, the affected Seller shall provide Purchaser with prompt written notice of any such request or requirement before making such disclosure so that Purchaser may seek an appropriate remedy or waive compliance with the provisions of this Section 12.7(b).

ii.	Sellers may further disclose Confidential Information to employees or managing directors of the Acquired Companies if such disclosure is required to consummate the transactions contemplated hereunder and such employees and managing directors are informed of the confidential nature of the Confidential Information and agree to be bound by the terms of this Section 12.7.

c.	If, in the absence of a remedy or the receipt of a waiver by Purchaser, any Seller or any Affiliate or representative of Seller nonetheless, based on the written advice of outside counsel, is required to disclose such Confidential Information to any tribunal or else stand liable for contempt or suffer other censure or penalty, such Seller, Affiliate or representative, without liability hereunder, may disclose that portion of such Confidential Information which such counsel advises it is legally required to disclose.

d.	From and after the date of this Agreement, except as expressly contemplated by this Agreement, Sellers shall not, issue any press release, make any public statement or make any statement to customers, distributors, partners or others regarding (or otherwise disclose to any Person the existence or terms of) this Agreement or any of the transactions contemplated by this Agreement, without Purchaser’s prior written consent. Sellers may disclose the terms of this Agreement (including the exhibits and schedules thereto) and provide a copy of the data room to underwriters in connection with the purchase or indemnification insurance provided that such underwriters agree to be bound by confidentiality agreement reasonably satisfactory to Purchaser.

12.8	Applicable Law

This Agreement shall be governed by and construed in accordance with the laws of the Federal Republic of Germany under exclusion of its choice of law provisions and under exclusion of the UN Convention on Contracts for the International Sale of Goods (CISG).

12.9	Language; Interpretation

The binding language of the Agreement shall be English. The binding language of the Agreement shall be German if the English expression used herein is translated by a German expression in brackets. In this event the English expression shall be for convenience only. Unless otherwise provided in this Agreement or as agreed upon by Purchaser and Sellers’ Agent, each notice, request, statement, instrument, certificate or other communication given, delivered or made by a Party to any other Party under or in connection with this Agreement shall be in English. In this Agreement, the headings are inserted for convenience only and shall not affect the interpretation of this Agreement. Any reference to “including” herein shall mean “including without limitation.”

12.10	Dispute Resolution

a.	All disputes arising under or in connection with this Agreement (including any disputes in connection with its validity) shall be exclusively and finally settled by three arbitrators in accordance with the Arbitration Rules of the German Institution of Arbitration e.V. (DIS), which are in effect at the moment in time of the initiation of the arbitration proceedings, without recourse to the ordinary courts of law. The place of the arbitration shall be Hamburg. The language of the arbitral proceedings shall be English.

b.	To the extent permissible under the Arbitration Rules referred to in clause “(a)”, Purchaser and Sellers’ Agent acting on behalf of the Sellers as a group will each pay 50% of the initial compensation to be paid to the arbitrator in any such arbitration and 50% of the costs of transcripts and other normal and regular expenses of the arbitration proceedings; provided, however, that: (i) the prevailing party in any arbitration will be entitled to an award of attorneys’ fees and costs; and (ii) all costs of arbitration, other than those provided for above, will be paid by the losing party, and the arbitrator will be authorized to determine the identity of the prevailing party and the losing party.

The final decision of the arbitrator will be furnished by the arbitrator to Sellers’ Agent and Purchaser in writing, and an order with respect thereto may be entered in any court of competent jurisdiction.

In the event of an actual or imminent breach by of any of the Sellers’ covenants under this Agreement, Purchaser shall be entitled to specific performance (Erfüllungsanspruch und Unterlassungsanspruch) and to commence proceedings for injunctive relief (einstweiliger Rechtsschutz) with the competent courts of Federal Republic of Germany having jurisdiction.

12.11	Cost and Expenses

Except as otherwise agreed in this Agreement, the Parties shall bear their respective expenses incurred with the preparation, execution and performance of this Agreement and the transactions contemplated hereunder including all fees and expenses of their advisors; provided, however, that Sellers shall be responsible for any expenses incurred with the preparation, execution and performance of this Agreement by the Acquired Companies and the transactions contemplated herein to be performed by the Acquired Companies (including all fees and expenses of their advisors). Notwithstanding the foregoing, the Parties shall each bear fifty percent of the aggregate fees and expenses of the notary.

12.12 Amendments

Any amendment or addition to this Agreement must be executed in writing, unless a more stringent form is required. This also applies to the deletion or amendment of this clause.

12.13	Entire Agreement; Interpretation

This Agreement, the Schedules and Exhibits and the other agreements entered into pursuant to this Agreement set out the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede any and all earlier and current agreements, either orally or in writing between the Parties. All Schedules and Exhibits to this Agreement shall form an integral part hereof. In case of discrepancies between the terms and conditions of this Agreement and any of its Exhibits and/or Schedules, the terms and conditions of this Agreement shall prevail.

12.14	Invalid Provisions, Unintended Gaps (Salvatorische Klausel)

a.	In the event that one or more provisions of this Agreement shall, or shall be deemed to, be invalid, illegal or unenforceable, the validity and enforceability of the other provisions of this Agreement shall not be affected thereby. The invalid or unenforceable provision shall be deemed to be replaced by a suitable and equitable provision which, to the extent legally permissible, comes as close as possible to the economic intent of the Parties and purpose of the invalid and unenforceable provision. The same shall apply: (i) if the Parties have, unintentionally, failed to address a certain matter in this Agreement (unbeabsichtigte Vertragslücken); in this case a suitable and equitable provision shall be deemed to have been agreed upon which reflects what the Parties, in the light of the economic intent and purpose of this Agreement, would have agreed upon if they had considered the matter; or (ii) if any provision of this Agreement is invalid because of the scope of any time period or performance stipulated herein; in this case a legally permissible time period or performance shall be deemed to have been agreed upon which comes as close as possible to the stipulated time period or performance.

b.	In any case, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Legal Requirement in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

c.	The same shall apply in the event that this Agreement contains any unintended gaps (unbeabsichtigte Vertragslücken).

12.15	Notices

All notices and communications under this Agreement shall be effected in writing and addressed to the Parties at the addresses given below (or to other addresses as notified to a Party by the Party originally entitled to receive the notice, where by each notification of change shall take effect only upon delivery). Any notice or communication under this Agreement shall be deemed properly delivered, given and received: (a) when delivered by hand or upon receipt when delivered by means of registered mail; (b) on the day sent by facsimile provided that the sender has received confirmation of successful transmission as of or prior to 5:00 p.m. local time of the intended recipient on such day; (c) the first Business Day after sent by facsimile (to the extent that the sender has received confirmation of successful transmission after 5:00 p.m. local time of the intended recipient on the day sent by facsimile), or (d) the first Business Day after sent by courier or express delivery service.

a.	If to Sellers, to:

Acting as Sellers’ Agent

Dr. Michael Inhester

c/o P+P Pöllath + Partners

Kardinal-Faulhaber-Strasse 10

80333 Munich, Germany

Facsimile: +49 89 24240992

b.	If to the Company, to:

Qype GmbH

Großer Burstah 50-52,

20457 Hamburg,

Germany

Facsimile: +49 (40) 2190 192-290

Attention: Management Board

And following the Closing with a copy to:

706 Mission Street, 7th Floor

San Francisco, California 94103

United States

Facsimile: 415.908.3926

Attention: Laurence Wilson

And a copy to:

Cooley LLP

Five Palo Alto Square

3000 El Camino Real

Palo Alto, CA 94306

United States of America

Attention: Jennifer Fonner DiNucci

Facsimile: +1 (650) 849-7400

c.	If to Purchaser, to:

Yelp Ireland Ltd.

c/o Matheson Ormsby Prentice

70 Sir John Rogerson’s Quay

Dublin 2

Ireland

Attention: Dermot Mullins

Facsimile: +353 1 232 3333

With a copy to:

706 Mission Street, 7th Floor

San Francisco, California 94103

United States

Facsimile: 415.908.3926

Attention: Laurence Wilson

And a copy to:

Cooley LLP

Five Palo Alto Square

3000 El Camino Real

Palo Alto, CA 94306

United States of America

Attention: Jennifer Fonner DiNucci

Facsimile: +1 (650) 849-7400

d.	If to Parent, to:

706 Mission Street, 7th Floor

San Francisco, California 94103

United States

Facsimile: 415.908.3926

Attention: Laurence Wilson

And a copy to:

Cooley LLP

Five Palo Alto Square

3000 El Camino Real

Palo Alto, CA 94306

United States of America

Attention: Jennifer Fonner DiNucci

Facsimile: +1 (650) 849-7400

12.16	Currency; Schedules and Exhibits

All references to “$” or “dollars” in this Agreement shall mean Unites States dollars. All references to “EUR” in this Agreement shall mean Euros. Except as otherwise indicated, all references in this Agreement to “Sections,” “Schedules” and “Exhibits” are intended to refer to Sections, Schedules and Exhibits of this Agreement (including Reference Deed).

12.17	Purchaser’s Agent

Purchaser irrevocably grants Dr. Wolfgang Hess, c/o Bird & Bird LLP, Taunusanlage1, 60329 Frankfurt am Main, Germany power of attorney for the acceptance of services (Zustellungsbevollmächtigter im Sinne von § 184 ZPO).

/s/ Dr. Michael Inhester

/s/ Dr. Wolfgang Hess

/s/ Dr. Klaus J. Müller
Dr. Klaus J. Müller
Notar in Frankfurt am Main

List of Exhibits

Exhibit A – Form of Escrow Agreement

Exhibit B – Form of Non-Competition Agreement

Exhibit C – Form of Convertible Note Waiver and Loan Waiver (Assignment Declaration and Waiver)

Exhibit D – Form of Resignations

Exhibit E – Form of Release

Exhibit F1 – Form of Shareholders Resolution

Exhibit F2 – Form of Termination Agreement